As filed with the United States Securities and Exchange Commission on May 12, 2006

Registration No. 333-______________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nevada	Compliance Systems Corporation	20-4292198
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

90 Pratt Oval Glen Cove, New York 11542 (516) 674-4545	4813	CorpDirect Agents, Inc. 318 North Carson Street, #213 Carson City, NV 89701 (800) 388-2123
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

Copies to:
Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Attention: Clayton E. Parker, Esq. (305) 539-3300 Telecopier No.: (305) 358-7095	Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Attention: Christopher J. DeLise, Esq. (305) 539-3300 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	71,220,786 shares	(2)	$0.30	$21,366,238.80	$2,286.19	(3)
TOTAL	71,220,786 shares	(2)	$0.30	$21,366,238.80	$2,286.19

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For purposes of calculating this registration fee, Compliance Systems Corporation has used $0.30, which is the last price at which the stock was sold in an exempt offering in July 2005. On February 10, 2006, Compliance Systems Corporation merged with and into GSA Publications, Inc., a public shell, whereby GSA Publications, Inc. became the surviving entity and on said date the surviving entity changed its name to Compliance Systems Corporation and filed a Form 211 with the NASD. This Form 211 was subsequently amended on April 19, 2006, and is still being reviewed by the NASD as of the date hereof. Because there is no recent trading history nor quote on Pink Sheets for the common stock of GSA Publications, Inc., there is no recent closing price to use in calculating this fee.

(2)
Of these shares, 65,000,000 shares are being registered to be issued upon the conversion of the March 2006 Secured Convertible Debentures issued to Montgomery Equity Partners, Ltd. by Compliance Systems Corporation, 3,500,000 shares are being registered on behalf of other selling stockholders who received such shares in 2005 in connection with a “Texas 504 Offering” conducted by GSA Publications, Inc. in 2005, and 2,720,786 shares are being registered on behalf of other selling stockholders which shares are underlying warrants that were purchased by stockholders of Compliance Systems Corporation in 2003.

(3)
This $2,286.19 registration fee was previously paid as part of the Registration Statement filed with the United States Securities and Exchange Commission on February 15, 2006, which was subsequently withdrawn on March 20, 2006. The Company hereby requests that the previously paid fee be applied toward satisfaction of this registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated May 12, 2006
PROSPECTUS

COMPLIANCE SYSTEMS CORPORATION
71,220,786 Shares of Common Stock

This Prospectus relates to the sale of up to 71,220,786 shares of common stock of Compliance Systems Corporation (“CSC”) by certain persons who are, or will become, stockholders of CSC. The selling stockholders consist of:

•
Montgomery Equity Partners, Ltd. (“Montgomery”), which intends to sell up to an aggregate amount of 65,000,000 shares of CSC common stock issuable upon conversion of the March 2006 Debentures described herein;

•
other selling stockholders, who intend to sell up to an aggregate amount of 3,500,000 shares of CSC common received by them in 2005 in connection with a “Texas 504 offering” conducted by GSA Publications, Inc. in 2005 (into which CSC recently merged); and

•
other selling stockholders, who intend to sell up to an aggregate amount of 2,720,786 shares of CSC common stock issuable upon exercise of outstanding warrants to purchase shares of CSC common stock that were issued to them by CSC in 2003 and 2004.

Please refer to “Selling Stockholders” beginning on Page 15 of this Prospectus.

CSC is not selling any shares of common stock in this offering and therefore, will not receive any proceeds from this offering. All costs associated with this registration will be borne by CSC.

We anticipate the shares of common stock will be offered for sale by the selling stockholders at prices established on the Pink Sheets during the term of this offering upon approval of our Form 211 by the NASD. These prices will fluctuate based on the demand for the shares of our common stock. On December 2, 2005, CSC conditionally acquired 85% of the common stock of GSA Publications, Inc., a public shell (“GSA”), subject to the fulfillment of certain conditions. These conditions were satisfied in early-February 2006. On February 10, 2006, CSC merged with and into GSA whereby GSA became the surviving entity (the “Surviving Entity”). On said date, the Surviving Entity changed its name to Compliance Systems Corporation and filed a Form 211 with the National Association of Securities Dealers (the “NASD”). Because there is no recent trading history for GSA or the Surviving Entity, CSC does not have a recent or last reported sale price for its common stock, but anticipates that a trading market for its common stock will be established on or before June 30, 2006. For purposes of this Prospectus and the accompanying Registration Statement, CSC has used $0.30 as a recent trading price for its common stock as this is the last price at which shares of CSC were sold in an arm’s-length exempt offering in July 2005. This Form 211 was subsequently amended on April 19, 2006, and is still being reviewed by the NASD as of the date hereof.

Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the March 2006 Debentures into shares of CSC common stock, $0.001 par value per share, at a price per share equal to the lower of (i) $0.10 or (ii) 80% of the lowest closing price of CSC common stock on the Pink Sheets or other exchange on which CSC common stock is then listed for the five trading days immediately preceding the conversion date, as quoted by Bloomberg, LP., which conversion price may be adjusted from time-to-time pursuant to certain other anti-dilution provisions of the March 2006 Debentures. The March 2006 Debentures are secured by all of the Company’s assets and its subsidiaries which are not otherwise specifically pledged, have two-year maturity dates, and accrue interest at 10% per annum. As further security for repayment of the March 2006 debentures, our Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of our common stock and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery. Mr. Garfinkel has also personally guaranteed the repayment of the March 2006 Debentures. In addition, CSC has pledged into escrow, in favor of Montgomery, 20,000,000 previously unissued restricted shares of our common stock as security for its obligations under the March 2006 Debentures. CSC is not registering the 20,000,000 shares and views these shares of common stock as technically not outstanding, but contingently issuable in the event of a default.

CSC expects that its common stock will be quoted on the Pink Sheets under a to-be-assigned trading symbol once the NASD has completed its review of the amended Form 211 filed by CSC on April 19, 2006. The trading symbol of GSA (into which CSC recently merged) was “GSAP.PK”.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on Page 5 of this Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May______ , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
SUMMARY FINANCIAL INFORMATION	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	12
SELLING STOCKHOLDERS	13
USE OF PROCEEDS	16
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS	18
DESCRIPTION OF BUSINESS	23
MANAGEMENT	28
DESCRIPTION OF PROPERTY	32
LEGAL PROCEEDINGS	33
PRINCIPAL STOCKHOLDERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	36
DESCRIPTION OF SECURITIES	38
EXPERTS	41
LEGAL MATTERS	41
HOW TO GET MORE INFORMATION	41
CONSOLIDATED FINANCIAL STATEMENTS	42
PART II	II-1
SIGNATURES	II-11

i

PROSPECTUS SUMMARY

History

GSA Publications, Inc. (“GSA”), was incorporated on November 17, 2003 in the State of Nevada. Compliance Systems Corporation was incorporated in Delaware on November 7, 2002 pursuant to a corporate reorganization of several closely related companies that had commenced operations in December of 2001. On December 2, 2005, Compliance Systems Corporation conditionally acquired 85% of the common stock of GSA subject to the fulfillment of certain conditions. These conditions were satisfied in early-February 2006. On February 10, 2006, Compliance Systems Corporation merged with and into GSA whereby GSA became the surviving entity (the “Surviving Entity”). Upon closing of the merger, the Surviving Entity changed its name to Compliance Systems Corporation (“CSC” or the “Company”) and filed a Form 211 with the National Association of Securities Dealers (the “NASD”), which Form 211 was subsequently amended on April 19, 2006, and is still being reviewed by the NASD as of the date hereof. CSC operates its business through its consolidated subsidiaries, with headquarters in Glen Cove, New York.

Summary of Business

Through its subsidiaries, CSC provides its customers with Do-Not-Call (“DNC”) risk management systems and services. CSC provides its clients with patented DNC blocking technology, as well as up to date legislative initiatives and supporting services. CSC’s core service is an automatic DNC blocking service known as TeleBlock®, which is its patented process currently being sold by telephone carriers nationwide. This service gives companies that use the telephone to sell goods and services the ability to comply with federal and state laws regarding DNC lists and related regulations. TeleBlock® is a patented process that automatically screens and blocks outbound calls against federal, state, and “in-house” DNC lists in real-time. TeleBlock® automatically prevents companies from calling consumers that have registered for any of the state or federal DNC lists, thereby protecting these companies from potential government fines. From a telephone carrier’s perspective, TeleBlock® is an added “feature” which can be offered to customers, similar to Caller ID. The TeleBlock® database (i.e., DNC information) platforms are hosted and managed by our alliance partner, VeriSign, Inc. The deployment of TeleBlock® allows it to be offered to end-users by distributors that utilize either Signal System 7 (“SS7”), or via secure Virtual Private Network (“VPN”) Internet Protocols (“IPs”). In December 2001, the technology and process underlying TeleBlock® was granted a patent from the United States Patent and Trademark Office. Since that time, CSC’s marketing efforts have been aimed at branding TeleBlock® as the default DNC compliance system throughout the teleservices industry. Towards that end, the Company has registered many of its trademarks, including “Call Compliance” and “TeleBlock” and only allows use of such marks by CSC’s distributors upon executing a Marks Agreement. CSC has also focused on providing additional services to the teleservices community that serve to augment the Company’s marketing efforts with regard to TeleBlock®. Since 2003, CSC has been making available to the teleservices industry an online compilation of state and federal telemarketing regulations. This compilation, which management believes is the only one of its kind, has been adopted by hundreds of regular subscribers. Another service CSC implemented to enhance the TeleBlock® offering is “DialerIDSM.” This TeleBlock® add-on service enables a telemarketer to send out Caller ID even when Caller ID is not available from its equipment or telephone carrier. Alternatively, DialerIDSM allows a telemarketer to send out a Caller ID return number that is different from the calling number from which the call was made. CSC believes it is a leader in the field of compliance services for the teleservices industry, and the Company plans to continue its current activities and develop additional products to better serve the needs of its client base. The Company anticipates introducing several new products or services in 2006, which are described in other sections of this prospectus.

Going Concern

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. CSC’s independent auditors added an explanatory paragraph to their audit opinions issued on our financial statements for the years ended December 31, 2004 and 2005, with regard to the Company’s ability to continue as a going concern.

CSC’s losses have resulted from a shortfall of sales revenues to cover the Company’s operating and marketing expenditures during the implementation of CSC’s operating plan, which targets significant sales growth and is long-range in nature. For the years ended December 31, 2004 and 2005, the Company incurred net losses of $1,293,769 and $1,241,945, respectively. At December 31, 2005, the Company had a working capital deficit of $583,815 and stockholders’ deficit of $2,805,443. The Company’s ability to continue as a going concern is dependent upon its ability to secure adequate financing at acceptable terms and attain profitable operations. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into new or established markets and the competitive environment in which the Company operates.

CSC’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. Management is seeking additional financing and the restructuring of existing debt as well as new business opportunities. In November 2005 and March 2006, the Company obtained new secured debt.

About Us

CSC’s principal office is located at 90 Pratt Oval, Glen Cove, New York 11542. The Company’s telephone number is (516) 674-4545.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are CSC stockholders. The selling stockholders consist of:

•	Montgomery, which intends to sell up to an aggregate amount of 65,000,000 shares of CSC common stock issuable upon conversion of the March 2006 Debentures described herein;

•
other selling stockholders, who intend to sell up to an aggregate amount of 3,500,000 shares of CSC common received by them in 2005 in connection with a “Texas 504 Offering” conducted by GSA Publications, Inc. in 2005 (into which CSC recently merged); and

•
other selling stockholders, who intend to sell up to an aggregate amount of 2,720,786 shares of CSC common stock issuable upon exercise of outstanding warrants to purchase shares of CSC common stock that were issued to them by CSC in 2003 and 2004.

Please refer to “Selling Stockholders” beginning on Page 15 of this Prospectus.

Common Stock Offered	71,220,786 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering	50,000,000 shares (as of May 8, 2006)

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Trading Symbol	To be assigned by the NASD upon approval of the Company’s amended Form 211 filed on April 19, 2006. The trading symbol of GSA (into which CSC recently merged) was “GSAP.PK”.

SUMMARY FINANCIAL INFORMATION

The following is a summary of CSC’s financial statements, which are included elsewhere in this Prospectus. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus as well as CSC’s financial statements and the notes thereto.

COMPLIANCE SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
December 31, 2005

Historical
2005
ASSETS:
Current Assets	$359,240
Property, Equipment and Software, Net	340,452
Other Assets	396,728
Total Assets	$1,096,420
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current Liabilities	943,055
Secured Convertible Debenture	600,000
Other Debt, Principally to Related Parties	2,273,387
Total Liabilities	3,901,863
Stockholders’ Deficit	(2,805,443)
Total Liabilities and Stockholders’ Deficit	$1,096,420

CONSOLIDATED STATEMENT OF OPERATIONS DATA
Years Ended December 31, 2004 and 2005

	Historical
	2004	2005
Revenues	$2,114,285	$1,730,898
Cost of revenues	492,815	471,245
Gross margin	1,621,470	1,259,653
Expenses:
Selling general and administrative expenses	2,409,433	2,022,398
Interest	505,806	479,200
Total expenses	2,915,239	2,501,598
Net loss	$(1,293,769)	$(1,241,945)
Net loss per share	$(.03)	$(.03)

RISK FACTORS

CSC IS SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM ITS BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS. AN INVESTMENT IN CSC COMMON STOCK IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER EACH OF THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF CSC COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO THE COMPANY MAY ALSO AFFECT ITS BUSINESS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCUR, CSC’S BUSINESS COULD BE ADVERSELY AFFECTED AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

Risks Related To Our Business

We Have Historically Lost Money And Losses Are Expected To Continue In The Future, Which Could Have A Significant Negative Impact On Our Financial Condition

We have historically lost money and have experienced losses from operations and future losses are expected until such time, if any, that we attain sufficient sales growth. In the years ended December 31, 2004 and 2005, we had net losses from operations of $1,293,769 and $1,241,945, respectively. We also have a history of negative cash flow from operations and expect this to continue for the foreseeable future. Accordingly, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

Our Independent Auditors Have Added An Explanatory Paragraph To Their Audit Report On Our Financial Statements, Indicating Various Factors That Raise Substantial Doubt About Our Ability To Continue Business Operations

Our independent auditors have added an explanatory paragraph to their audit opinion issued on our financial statements for the years ended December 31, 2004 and 2005 which indicate the various factors that raise substantial doubt about our ability to continue as a going concern. Those conditions continue to result in liquidity shortages.

The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2005, the Company has a working capital deficit of $583,815, and a stockholders’ deficit of $2,805,443. Our management anticipates that we will incur net losses for the immediate future, and expect our operating expenses to increase significantly, and, as a result, we will need to generate significantly increased monthly revenue if we are to continue as a going concern. Our financial statements, which are included in this Prospectus, do not include any adjustments that might result from the outcome of this uncertainty.

We Will Need To Raise Additional Capital To Finance Operations, Which Will Potentially Dilute The Value Of Our Stockholders’ Shares

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings, including the November 2005 and March 2006 Debentures described elsewhere in the Prospectus, sale of common stock to third parties and funds provided by certain officers and directors. We cannot assure you that new financing, whether from external sources or related parties, will be available if needed or on favorable terms to us. Our inability to obtain adequate financing may result in the need to curtail business operations. Any of these events would be materially adverse to our business and may result in a lower stock price or a total loss of your investment. We will need to raise additional capital to fund our anticipated future expansion. Any additional financing may involve dilution to our then-existing stockholders, which could result in a decrease in the price of our shares.

We Have A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2005 Were Not Sufficient To Satisfy Our Current Liabilities

We had a working capital deficit of $583,815 as of December 31, 2005, which means that our current liabilities exceeded our current assets on December 31, 2005 by that amount. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2005, were not sufficient to satisfy all of our current liabilities on that date.

Our Obligations Under The March 2006 Debentures Are Secured By Our Assets Which Could Cause Our Operations To Cease If We Default

At May 8, 2006, we owed Montgomery a total of approximately $1,016,667 in principal and accrued interest thereon, consisting of the following: (i) our obligations under the March 2006 Debentures issued to Montgomery secured by all of our assets not otherwise specifically pledged and (ii) accrued interest thereon of $16,667. Pursuant to the terms of the foregoing promissory notes and debentures, all of our assets, other than the TeleBlock® patent and equipment specifically secured under capital lease obligations, have been pledged to Montgomery as security for repayment of our obligations to Montgomery. We are currently late on our obligation to initially file the accompanying Registration Statement on Form SB-2 by April 7, 2006, which resulted in the imposition of a $20,000 cash penalty by Montgomery. This penalty has been added to the principal amount of the March 2006 Debenture. Our failure to timely file the accompanying Registration Statement constituted an event of default under the March 2006 Debentures, for which we received a waiver of default from Montgomery.

Our Revenue To Date Has Been Derived From A Relatively Small Number Of Distributor/Customers, And The Loss Of Any Of These Could Adversely Impact Our Business And Operating Results

We derive a significant portion of our revenues from a relatively small number of distributor/customers. For the years ended December 31, 2004 and 2005, two distributors in the aggregate accounted for approximately 95% and 93% of our revenues, respectively. Accordingly, the loss of either distributor could materially and adversely affect our business, and the deferral or loss of business from these distributors could materially and adversely affect our forecasted revenues and operating results.

We May Be Unable To Adequately Protect Our Intellectual Property Rights

Although we believe that we have the only patented DNC automated process and we have trademarked the name Teleblock®, we may not have the financial ability to protect our intellectual property if it is infringed upon. We also rely on a combination of trade secret laws, confidentiality procedures, and contractual provisions to protect our intellectual property. These protections may not be sufficient, and do not prevent independent third-party development of competitive products or services.

Further, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. We enter into agreements with many of our employees giving us proprietary rights to certain technology developed by such employees while employed by us; however, we cannot be sure a court will enforce these agreements. In addition, we may be inadequately protected against the use of technology developed by employees who have not entered into such agreements. A failure or inability to protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

Our Teleblock® Product May Contain Unknown Defects That Could Harm Our Operations

The success of our business depends on our TeleBlock® product, which is complex and may contain defects which we are not aware. Although TeleBlock® is currently, and has been, deployed without defect, we may not discover defects that affect any updated or new version of the TeleBlock® process until after it has been deployed. These defects could cause service interruptions to customers, which could damage our reputation or increase our expenses, cause us to lose revenue, delay market acceptance or divert our development resources. Also, because we offer a one product solution to our customers, they are likely to hold us accountable for any problems associated with our product, even if the problem results from circumstances beyond our control. However, we maintain an insurance policy providing us failsafe technology protection insurance.

Although We Have Est!blished Prices For Our Products, If We Fail To Achieve Positive Net Margins On Service Revenues In The Foreseeable Future, Our Results Of Operations Could Suffer

We have only esta`lished pricing models for our current products and services and have not established a pricing model for any new or enhanced products and services. We can provide you no assuranae that we will `e able to sell and market our services at prices that will generate positive margins. We cannot assure you that we will ever achieve positive margins on our revenues, and failure to do so could cause our business to suffer.

Our Brand Identity Is Critical To Our Success

Recognition and positive perception of the TeleBlock® brand name in the telecommunications industry is critical to our success. We have only recently begun to develop our brand name and we may not achieve our desired goal of increasing the awareness of our brand name. Even if recognition of our brand name increases, it may not lead to an increase in the number of customers using our product.

We Depend On Key Personnel And Our Failure To Attract Or Retain Key Personnel Could Harm Our Business

Our success largely depends on the efforts and abilities of key executives and consultants, including Dean Garfinkel, our President and Chairman, Barry Brookstein, our Chief Financial Officer, and Stefan Dunigan, our Vice President of Operations. The loss of the services of Messrs. Garfinkel, Brookstein, or Dunigan could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We presently maintain a key-man life insurance policy on Messrs. Garfinkel and Dunigan, but not on Mr. Brookstein.

We Depend On Montgomery As A Financing Source, Which Could Hamper Our Ability To Obtain Or Renew Funding From Third Parties

At May 8, 2006, we owed Montgomery a total of approximately $1,016,667 in principal and accrued interest thereon. We are currently late on our obligation to initially file the accompanying Registration Statement on Form SB-2 by April 7, 2006, which resulted in the imposition of a $20,000 penalty by Montgomery. This penalty has been added to the principal amount of the March 2006 Debenture. Our failure to timely file the accompanying Registration Statement constituted an event of default under the March 2006 Debentures, for which we received a waiver of default from Montgomery. Pursuant to the terms of the foregoing promissory notes and debentures, all of our assets except the TeleBlock® patent and certain equipment under capital leases have been pledged to Montgomery as security for repayment of our obligations to them.

Our dependence on Montgomery for financing may hamper our ability to raise, obtain or renew funding from third parties. Third parties may not engage in financing arrangements with us because they would not want to be in a junior position to Montgomery. Accordingly, we may be unable to obtain financing from sources other than Montgomery, which in-turn may affect our ability to raise additional funds for growth.
RISKS RELATED TO OUR INDUSTRY

Because Our Business Is Highly Dependent On Regulations That Change, Our Business Is Subject To A Variety Of Risks

Our products are all based upon providing to the teleservices industry the technologies, information, and services needed to properly respond to state and federal regulations.  The most important of these regulations are the federal and States’ DNC rules, since the development of our TeleBlock® service was based upon the concept of giving teleservices companies the ability to comply with state DNC rules.  Our other products, including the Regulatory Guide, the Compliance Testing & Solutions compliance review service, ongoing enhancements to the TeleBlock® service itself, and the planned Registration Guide, similarly rely upon government regulations to create the need for our product.  Since the regulations are in fact a patchwork of state and federal rules, one risk we face comes from the potential for changes and/or reductions in the number and/or complexity of the state and federal teleservices rules.   In addition, if we fail to comply with applicable regulations, or if the regulations change in a manner adverse to us, our business and operating results may suffer.

We Cannot Be Sure That We Will Compete Successfully With Our Present Or Future Competitors Who May Have Greater Resources

Although we believe there is no direct competitor to our TeleBlock® process, certain companies may provide services which indirectly compete with TeleBlock®. Competitors most likely include list brokers, scrubbing companies, computer telephony providers, systems integrators, hardware and software suppliers. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. We cannot be sure that we will compete successfully with our existing competitors or with any new competitors.

If We Are Unable To Meet The Rapid Changes In Technology, Our Existing Service Could Become Obsolete

The telecommunications industry is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging telecommunications technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and services and develop new ones on a timely basis to keep pace with developments related to the telecommunications technology and to satisfy the increasingly sophisticated requirements of our clients. Any delays in developing and releasing enhanced or new products and services could harm our business.

If We Are Unable To Maintain Or Enhance Our Back Office Information Systems, We May Not Be Able To Increase Our Revenue As Planned Or Compete Effectively

Sophisticated back office information systems are vital to our revenue growth and our ability to monitor costs, bill customers, initiate, implement and track do not call databases and achieve operating efficiencies. To increase revenue, we must select products and services offered by third-party vendors and efficiently integrate those products and services into our existing back office operations. We may not successfully implement these products, services and systems on a timely basis, and our systems may fail to perform as we expect. A failure or delay in the expected performance of our back office systems could slow the pace of our revenue growth or harm our competitiveness by adversely affecting our service quality.

RISKS RELATED TO THIS OFFERING

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $5 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Stockholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock may experience significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. These factors may negatively impact our stockholders’ ability to sell shares of our common stock.

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 50,000,000 shares of common stock outstanding as of May 8, 2006, 5,000,000 shares are freely tradable by exemption under the securities laws.

Upon completion of this offering, and assuming all shares registered in this offering are issued upon conversion of secured convertible debt and the exercise of warrants and then resold in the public market, there will be an additional 67,720,786 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying Registration Statement, subject to certain ownership limitations on the number of shares Montgomery may own at any one time.

Existing Stockholders Will Experience Significant Dilution From The Conversion Of The March 2006 Secured Convertible Debentures

Montgomery may convert the March 2006 Debentures described herein into shares of the Company’s common stock, at a conversion price which is equal to the lower of $0.10 or 80% of the lowest price per share in the last reported trade of our common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 Debentures. The subsequent sale of such shares by Montgomery could cause significant downward pressure on the price of the Company’s common stock. This is especially the case if the shares being placed into the market exceed the market’s demand for the shares of the Company’s common stock. As the stock price of the Company’s common stock declines, Montgomery will be entitled to receive an increasing number of shares under the convertible debentures. The sale of such increasing number of shares by Montgomery could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering. In addition, the lower our stock price, the more shares of common stock we will have to issue upon conversion of the March 2006 Debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Shares Available For Sale Immediately By The Selling Security Holders Could Significantly Reduce The Market Price Of Our Common Stock

The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that those sales could occur. A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities.

Control By Existing Stockholders May Limit Your Ability To Influence The Outcome Of Director Elections And Other Matters Requiring Stockholder Approval

Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own 41.42% of our common stock following the sale of 2,576,235 shares by Montgomery. If they were to act in unison, these stockholders could be able to exercise control over matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration may also have the effect of delaying or preventing a change in control of our company, which could have a material adverse effect on the value of the common stock you purchase in this offering. Our executive officers, directors and their affiliates may take these actions as stockholders even if they are opposed by you or other stockholders of our company, including those stockholders who purchase our common stock in this offering.

New Investors In Our Common Stock Will Experience Immediate And Substantial Dilution

The offering price in this offering is substantially higher than the net tangible book value per share of our common stock as adjusted for our deferred registration costs is approximately $(0.06). Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $0.36 net tangible book value per share of common stock, based on the anticipated offering price of $0.30 per share.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

In many circumstances, similar provisions as those contained in the March 2006 Debentures for companies that are traded on the Pink Sheets has had the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if CSC has not performed in such a manner to show that the debt raised will be used to grow CSC. Such an event could place further downward pressure on the price of common stock.

The outstanding March 2006 Debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of CSC’ stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short sales. Because the March 2006 Debentures are convertible at a discount to market, it is possible that the debentures could be converted if the market price of our common stock declines, thus, supplying any short sellers with the opportunity to cover their short positions. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then-market price, if the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long position in the stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in-turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

We Have Certain Provisions In Our Charter Documents That Could Delay Or Prevent An Acquisition Of Our Company, Even If Such An Acquisition Would Be Beneficial To Our Stockholders

Provisions of our Articles of Incorporation and Bylaws allow the Company’s Board of Directors (the “Board”) to issues shares of authorized common stock without having to obtain the approval of stockholders. Such provisions could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

The Price You Pay In This Offering Will Fluctuate

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Pink Sheets. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Have To Sell Our Securities At A Lower Price Than The Arbitrary $0.30 Per Share Offering Price In This Offering

The per share offering price in this offering has been arbitrarily set. The per share offering price has no relationship to actual value of the common stock offered in this offering. In order to execute our business plan, we will have to raise substantial additional capital. Most likely, we will attempt to sell our equity securities to raise additional capital. In order to sell additional equity securities, we may have to offer such securities at a price below the per share price you are being offered. Furthermore, if we engage a placement agent or underwriter in the future, the offering price in future financings will be determined, in large part, by such placement agent or underwriter. The negotiations between us and a placement agent or underwriter in future financings may dictate that we sell equity securities at substantially lower prices than the offering price in this offering.

The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

We are registering 67,720,786 new shares of common stock in this offering, 2,720,786 of which underlie outstanding warrants to purchase our common stock. These 67,720,786 shares represent approximately 13.5% of our authorized capital stock and would upon issuance represent approximately 57.5% of the then issued and outstanding common stock and we anticipate all such shares will ultimately be sold in this offering, subject from time to time by Montgomery’s self imposed 4.9% ownership limitation set forth in the March 2006 Debentures. The risk to investors stemming from a change of control is that risk associated with the fact that the present management has a deep understanding of businesses and has established good relationships with critical employees, current customers and our potential customers, and accordingly, a change in control may lead to a loss in critical employees and/or customers and/or a period of time during which we are not operating at maximum efficiency due to the disruption caused by a change of control.

FORWARD-LOOKING STATEMENTS

Information included in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder’s relationship to CSC and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Montgomery Equity Partners, Ltd. (2)(3)	2,576,235	4.90%	65,000,000	0%
Dean Garfinkel (4)	10,780,708	21.21%	819,514	8.46%
Maddy Brestin (5)	1,212,881	2.41%	327,806	0.75%
Charles and Barbara Baldassano (5)	163,903	0.33%	65,561	0.08%
Melissa Brestin (5)	1,147,320	2.28%	327,806	0.70%
Garrett and Janis Garrison (5)	491,707	0.98%	196,682	0.25%
Robert Gordon (5)	163,903	0.33%	65,561	0.08%
Lisa Gordon-Loozis (5)	163,903	0.33%	65,561	0.08%
Melvin Ilberman (5)	163,903	0.33%	65,561	0.08%
Victor Jacobs (5)	327,805	0.65%	131,122	0.17%
Mark and Lisa Kirsch (5)	163,903	0.33%	32,781	0.11%
Martin Kirsch (5)	163,903	0.33%	32,781	0.11%
Neal Kirsch (5)	163,903	0.33%	32,781	0.11%
Barry and Rheba Kronberg (5)	163,903	0.33%	32,781	0.11%
Babak Nahavandi (5)	163,903	0.33%	65,561	0.08%
Constance Osattin (5)	163,903	0.33%	65,561	0.08%
Miriam B. Singer (5)	327,805	0.65%	131,122	0.17%
Ellen Thorn and Gerald Stoner (5)	327,805	0.65%	131,122	0.17%
Iosif Uvaydov (5)	163,903	0.33%	65,561	0.08%
Robert Lippe (5)	65,561	0.13%	65,561	0.00%
Patrick D. Bernardi (6)	50,000	0.10%	50,000	0.00%
Cale Corporation (7)	50,000	0.10%	50,000	0.00%
Tangerine Communications Ltd. (8)	1,500,000	3.00%	1,500,000	0.00%
Trident Venture Group (9)	1,000,000	2.00%	1,000,000	0.00%
Ramkrishna Singh (10)	500,000	1.00%	500,000	0.00%
Transnational Capital Corporation (11)	400,000	0.80%	400,000	0.00%
	22,560,760	40.87%	71,220,786	11.69%

(1)
Applicable percentage of ownership is based on 50,000,000 shares of common stock outstanding as of May 8, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of May 8, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 8, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 2,576,235 shares under the March 2006 Debentures held by Montgomery that are convertible into shares of common stock within 60 days of May 8 2006, which currently equates to the 4.9% ownership limitation set forth in the March 2006 Debentures.

(3)
The total amount of shares to be sold in the offering by Montgomery is comprised of 65,000,000 shares, which are being registered pursuant to the March 2006 Debentures. Please note that the terms of the March 2006 Debentures held by Montgomery provide that, except upon an event of default or at maturity, or unless waived in writing upon 65 days written notice, in no event shall Montgomery be entitled to convert the March 2006 Debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Montgomery and its affiliates to exceed 4.9% of the total outstanding shares of CSC following such conversion.

(4)
Consisting of 9,834,170 beneficially owned by Mr. Garfinkel, an additional 127,024 owned by his children (of which Mr. Garfinkel is the custodian for 63,512), and 819,514 shares underlying warrants that were transferred to Mr. Garfinkel pursuant to a legal separation agreement with his wife, Alison Garfinkel, in 2005. Mr. Garfinkel makes all his own investment decisions.

(5)
Consists of shares underlying warrants that were issued when the stockholder purchased a secured promissory note from CSC between June and September 2003. These other selling stockholders make their own investment decisions.

(6)	Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. All investment decisions are made by this individual.

(7)	Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Patrick D. Bernardi makes his own investment decisions.

(8)	Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Mr. Ludwell Strickler makes investment decisions on behalf of Cale Corporation, a Texas corporation.

(9)
Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Mr. Amar Bahadoorsingh makes investment decisions on behalf of Tangerine Communications, Ltd., a British Columbia corporation.

(10)
Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Mr. Rod Jao makes investment decisions on behalf of Trident Ventures Group, a British Columbia corporation.

(11)	Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Mr. Singh makes his own investment decisions.

(12)
Consists of shares purchased in a “Texas 504” offering conducted by GSA in the Spring of 2005. Mr. Marco Delgado makes investment decisions on behalf of Transnational Capital Corporation, a British Columbia corporation.

Shares Acquired In Financing Transactions With Montgomery

Montgomery is the holder of the March 2006 Debentures as described below. All investment decisions of Montgomery are made by its general partner, Yorkville Advisors, LLC (“Yorkville”). Mark Angelo, the Managing Member of Yorkville, makes the investment decisions on behalf of Yorkville. These shares are issuable upon Montgomery converting the March 2006 Debentures.

The November 2005 and March 2006 Debentures

On November 30, 2005, CSC entered into a Securities Purchase Agreement (the “SPA”) with Montgomery whereby CSC could sell to Montgomery up to $1,000,000 of secured convertible debentures pursuant to the terms contained in the debentures and related financing agreement described below (the “November 2005 Debentures”). Under the terms of the November 2005 Debentures, Montgomery was entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the November 2005 Debentures into shares of CSC’s common stock, $0.001 par value per share, at a price per share equal to the lower of (i) the lowest closing bid price of CSC’s common stock at any time during the 10 trading days before the filing of the accompanying registration statement, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price was subject to adjustment from time-to-time pursuant to certain other terms of the November 2005 Debentures. The November 2005 Debentures were secured by all of the Company’s assets not otherwise specifically pledged, had two-year maturity dates, and accrued interest at 10% per annum. On December 2, 2005, the Company sold the first $600,000 of the November 2005 Debentures to Montgomery. These debentures, which were scheduled to mature November 30, 2007, bore interest at 10% per annum calculated on a 360-day year basis. In connection with these debentures, CSC paid Yorkville, an affiliate of Montgomery, commitment, structuring and due diligence fees totaling $87,500, which fees were deducted from the proceeds of this debenture, paid a $30,000 finder’s fee to an unrelated third party, Leonard Neuhaus, and paid $25,000 to Knightbridge Capital as a fee in connection with the GSA Merger. In accordance with the SPA, CSC must: (i) merge with and into a public shell company, and (ii) file the accompanying registration statement for the Surviving Entity with the United States Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as a condition to Montgomery’s obligations to purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying registration statement is filed.

On March 8, 2006, the Company entered into an Amended Security Purchase Agreement whereby CSC and Montgomery acknowledged and restated the sale of $600,000 of the November 2005 Debentures, purchased an additional $400,000 of a new debentures for a total of $1,000,000 in debentures and terminated the November 2005 Debentures (the “March 2006 Debentures”). Under the terms of the March 2006 Debentures, Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the March 2006 Debentures into shares of CSC’s common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 Debentures. The March 2006 Debentures are secured by all of the Company’s and its subsidiaries assets not otherwise specifically pledged, mature on March 8, 2008 and accrue interest at 10% per annum calculated on a 360-day year basis. In connection with these debentures, CSC paid Yorkville, an affiliate of Montgomery, a commitment fee of $40,000, which fee was deducted from the proceeds of these debentures, and also paid a $20,000 finder’s fee to an unrelated third party, Leonard Neuhaus. The Investor Registration Rights Agreement (the “IRRA”) related to the SPA that we also entered into with Montgomery on March 8, 2006, requires CSC to file the accompanying registration statement with the Commission under the Securities Act. As further security for the repayment of the March 2006 Debenture, our Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of Common Stock, and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery. Mr. Garfinkel has also personally guaranteed the repayment of the March 2006 Debentures. In addition, we pledged into escrow in favor of Montgomery, 20,000,000 previously unissued restricted shares of our common stock as additional security for repayment of the March 2006 Debentures. In addition, CSC has pledged into escrow, in favor of Montgomery, 20,000,000 previously unissued restricted shares of common stock as security for its obligations under the March 2006 Debentures. CSC is not registering the 20,000,000 shares and views these shares of common stock as technically not outstanding, but contingently issuable in the event of a default.

In the accompanying Registration Statement, 65,000,000 shares are being registered under the March 2006 Debentures.

Shares Being Registered On Behalf Of Other Selling Stockholders (the “Warrant Shares”)

In the accompanying Registration Statement, 2,720,786 shares are being registered on behalf of other selling stockholders, which shares are underlying various warrants to purchase shares of CSC common stock that were issued to them by CSC in 2003, 2004 and 2005. This group of selling stockholders consists of the following persons:

Dean Garfinkel, who shares underlie warrants that were granted to Alison Garfinkel as partial consideration for the purchase of 4,097,570 treasury shares in 2005 and subsequently were transferred to Mr. Garfinkel pursuant to a legal separation agreement in 2005. He makes his own investment decisions.

Maddy Brestin, Charles and Barbara Baldassano, Melissa Brestin, Garrett and Janis Garrison, Robert Gordon, Lisa Gordon-Loozis, Melvin Ilberman, Victor Jacobs, Mark Kirsch, Martin Kirsch, Neal Kirsch, Barry and Rheba Kronberg, Babak Nahavandi, Constance Osattin, Miriam B. Singer, Ellen Thorn and Gerald Stoner, Iosif Uvaydov, and Robert Lippe, whose shares underlie warrants that were issued when the selling stockholders purchased secured promissory notes from CSC between June 2003 and March 2004. These selling stockholders makes their own investment decisions.

Shares Being Registered On Behalf Of Other Selling Stockholders (The “Texas 504 Shares”)

In the accompanying Registration Statement, 3,500,000 shares are being registered on behalf of other selling stockholders who acquired such shares in a “Texas 504” offering conducted by GSA in the spring of 2005. Investment decisions for this group of selling stockholders are made by the following persons and entities:

Patrick D. Bernardi makes his own investment decisions.

Mr. Ludwell Strickler makes investment decisions on behalf of Cale Corporation, a Texas corporation.

Mr. Amar Bahadoorsingh makes investment decisions on behalf of Tangerine Communications, Ltd., a British Columbia corporation.

Mr. Rod Jao makes investment decisions on behalf of Trident Ventures Group, a British Columbia corporation.

Mr. Singh makes his own investment decisions.

Mr. Marco Delgado makes investment decisions on behalf of Transnational Capital Corporation, a British Columbia corporation.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time-to-time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

For illustrative purposes, we have set forth below our intended use of proceeds we may receive under the March 2006 Debentures. The table assumes estimated offering expenses of $272,500.

Gross Proceeds:	$1,000,000
Fees to Yorkville	127,500
Acquisition of GSA	75,000
Fees to Knightsbridge	25,000
Finder’s Fees	50,000
Offering Expenses*	272,500
Net Proceeds	$450,000
Use of Proceeds:
Corporate and Working Capital	$450,000
Total	$450,000

* =
Consisting of the following estimates fees and expenses: SEC registration fee of $2,286, printing and engraving fees and expenses of $12,500, audit and accounting fees of $200,000, legal fees and expenses of $50,000, and miscellaneous expenses of $7,714.

CSC has represented to Montgomery that the net proceeds the Company received under the March 2006 Debentures will be used for general corporate and working capital purposes only.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders, and with the exception of Montgomery as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the Pink Sheets or any other market on which the price of our shares of common stock is quoted, or (ii) in transactions otherwise than on the Pink Sheets or in any other market on which the price of our shares of common stock is quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Montgomery was formed on September 27, 2004, as a Delaware limited partnership. Montgomery is a domestic hedge fund in the business of investing in and financing public companies. Montgomery is prohibited from making a market in our stock or otherwise engaging in stabilizing or other transactions intended to help support our stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Montgomery and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $272,500. These offering expenses consist of an SEC registration fee of $2,286, printing and engraving fees and expenses of $12,500, audit and accounting fees of $200,000, legal fees and expenses of $50,000, and miscellaneous expenses of $7,714. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated financial statements of CSC and the notes thereto appearing elsewhere in this filing. Statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus that are not statements of historical or current fact constitute “forward-looking statements.”

Going Concern

The Company’s operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technology change, uncertainty of market acceptance of the Company’s products and services, competition from substitute products and larger companies, protection of proprietary technology, the ability to generate sufficient capital to fund operations, strategic relationships and dependence on key individuals.

Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reported in the accompanying financial statements, the Company incurred net losses of $1,293,769 and $1,241,945 for the years ended December 31, 2004 and 2005, respectively. At December 31, 2005, the Company had a stockholders’ deficit of $2,805,443 and a working capital deficit of $583,815.

Our independent auditors have added an explanatory paragraph to their audit opinions issued on our financial statements for the years ended December 31, 2004 and 2005, referring to the recurring losses from operations, and the working capital and stockholder deficits, which factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To address our going concern and liquidity issues, we are pursuing additional financing and new business opportunities and restructuring existing debt. The Company has obtained new secured debt financing. Upon the effectiveness of the Company’s Registration Statement, of which there can be no assurance, management of the Company believes its ability to obtain additional debt and/or equity financing will be significantly increased.

The ability of the Company to continue as a going concern is dependent on the amount and nature of available financing and the Company’s future ability to generate increased revenues and operate profitably. There is no assurance that the Company will be successful in attaining these objectives. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Critical Accounting Policies

CSC’s consolidated financial statements and related public information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that may have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently applied. We base our estimates on historical experience and on various assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our consolidated financial statements. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements. Our critical accounting policies are discussed below.

Revenue Recognition

We earn a fee for each telephone solicitor’s call attempt (whether or not the call is completed) which generates a query to one of two data bases of DNC telephone numbers. These inquiries are first routed through telephone carriers and then to the applicable data base distributor and the volume of queries is tracked by the distributor and such data is available to the Company for monitoring.

The distributors submit monthly remittances together with the related monthly activity reports. We have a contractual right to audit such reports. Revenue is recorded based upon the remittances and reports submitted. We routinely audit the monthly call counts submitted to us. Any adjustments to revenue resulting from these audits are recorded when billed. Historically, these adjustments have not been significant. In the event that such adjustments do become material in the future, it is possible that, at times, we may have to correct previously reported interim results.

Deferred Registration Costs

We have deferred all of the costs associated with our planned registration of our common stock with the SEC. These costs will be charged directly to additional paid-in capital against the value of the Company’s shares that are issued to convert the March 2006 Debentures. If the registration statement is not effective within a year of incurring these costs, the costs will be expensed.

Patents

CSC owns the TeleBlock® DNC blocking patent, which is recorded at cost and is being amortized over its 15-year life on a straight line basis. In addition, the Company applied for patent protection in Greece in 2005. This patent, which will apply throughout the European Union, was approved in February 2006. These patent costs will be amortized on a straight line basis, commencing with the month of approval through September 2024, the 20th anniversary of the application date.

Impairment of Long-lived Assets

Long-lived assets, including our property, equipment, capitalized software and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted cash flows, including estimated net proceeds if we were to sell a long-lived asset. When applicable, we measure the impairment loss based on the difference between the carrying amount and estimated fair value.

We periodically review our long-lived assets, in light of our history of operating losses, but under the methodology described above, we have not been required to record any impairment losses. Should applicable external factors such as competition, governmental regulations or other market conditions change in such a way as to be materially adverse to our business, impairment losses might be required in the future.

Convertible Debentures and Derivative Accounting

Due to certain provisions in our secured convertible debenture with Montgomery and various related documents, it is possible that this debenture will be classified as “A non-conventional convertible instrument.” Should such a classification become conclusive, bifurcation of the instrument may be required with “Derivative Accounting” under SFAS Nos. 133 and 140 applying to a bifurcated portion. At present, alternatives in accounting practice exist under the cited FASB statements as well as Emerging Issues Task Force Issues 00-19, 05-2 and 05-4, the last of which was not subject to a consensus when discussed by the Task Force in May 2005. As indicated in Recent Accounting Pronouncements, SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” was issued in February 2006 and permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133. These accounting issues are complex and definitive treatments in practice are evolving, and are frequently subject to different interpretations by the staff of the SEC. The Company is evaluating the terms of its March 2006 debenture with Montgomery as well as the accounting requirements and applicability of the above-mentioned pronouncements. Should bifurcation ultimately be determined to apply, the Company may elect early adoption of SFAS No. 155, rather than have a change in accounting principles when adoption is mandatory. The Company has not yet determined the effects on its financial statements of adopting any or all of the above pronouncements, but recognizes that these may in the near future constitute a critical accounting policy.

Management’s Plans

In the next 12 months, CSC plans to pursue increased sales of our products by:

•	continuing to sell TeleBlock® through our various sales channels;

•	expanding TeleBlock® sales through our launch of Voice Over IP (“VoIP)” which will allow TeleBlock® usage anywhere in the world and in those areas where we lack distributors locally;

•	increasing Teleblock® sales through our strategic alliance with predictive dialer companies;

•	establishing a sales force to market our products; and

•	increasing our online sales by the addition of other online products.

Management will also continue to seek additional debt and/or equity financing.

Financing Alternatives

Management continues to meet operating deficits primarily through short-term borrowings and is attempting to utilize other debt and equity financing alternatives to sustain operations. Whether such financing will be available as needed, and the ultimate form of such financing is uncertain, the effects of this uncertainty could eventually lead to a significant curtailment, or even a complete cessation of our operations.

Results of Operations

Results of Operations for Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

Revenues for the year ended December 31, 2005 were $1,730,898 compared to prior year revenues of $2,114,285. This decrease of $383,387, or 18.1%, was due to revenue decreases for the Company’s two principal distributors. These two distributors accounted for approximately 93% of the Company’s revenues in 2005. Vartec’s (one of the two principal distributors) revenue decrease of $323,694 in 2005 accounted for 84.4% of the Company’s decrease. This decrease was largely attributable to Vartec Communication’s Chapter 11 bankruptcy filing on November 1, 2004, resulting in a loss of customer base for Vartec, which, in-turn, translated into less revenue for the Company. On April 19, 2006, Vartec’s purchaser petitioned the bankruptcy court to accept CSC’s contract. The Company continues to do business with Vartec Communications, and its successor, Vartec Solutions, Inc. The overall decrease in volume experienced during 2005 is expected to continue for the near term. Revenues from our other major distributor decreased by $56,529 or 8.0%. Approximately one-half of this decrease was due to reduced call volume in 2005. In addition, the Company offered a Volume Incentive Pricing (“VIP”) program for its large volume telemarketers in mid-2004. This resulted in decreased revenue due to the aforementioned pricing incentives and accounted for the balance of the decrease.

Cost of revenues for the year ended December 31, 2005 totaled $471,245 and decreased by $21,570, or 4.4%, when compared to cost of revenues of $492,815 for the prior year. This decrease was attributable to the lower fees paid to host and track our database, which decreased by $7,808 due to the decrease in call volume. In addition, amortization of software costs directly related to revenue production decreased by $11,727.

Interest expense was $479,200 for the year ended December 31, 2005, whereas interest expense for the prior year was $505,806. This decrease of $26,606, or 5.3%, was principally due to the conversion of secured notes to capital stock of the Company during mid-2005. This conversion reduced interest expense by $64,140 in 2005. Declining principal balances on four notes originally issued in 2001 also reduced 2005 interest expense by $34,152. These reductions in interest expense were partially offset by additional interest expense incurred for financings secured by the Company during 2005. Short-term loans accounted for additional interest expense of $30,087. Further, the Company incurred interest expense of $5,166 on a $600,000 secured convertible debenture that was purchased by Montgomery in late-November 2005. Finally, major stockholders loaned the Company $1,000,000 in the last quarter of 2004 resulting in higher 2005 interest expense on these loans. Interest expense in 2005 and 2004 included in-kind payments of our common stock for interest expense of $71,130 and $149,570, respectively. Interest expense also includes $19,450 of imputed interest on a bank loan that was secured by assets personally owned by an officer/stockholder of the Company in April 2005.

Selling, general, and administrative expenses totaled $2,022,398 for the year ended December 31, 2005 and were $387,035, or 16.1%, lower than selling, general, and administrative expenses of $2,409,433 for the prior year. Professional fees decreased by $144,017 and accounted for 37.2% of the decrease. This was due to significantly less legal fees attributable to current period expenses. Substantial professional fees incurred in 2005 were capitalized as pertaining to this registration. Salaries and benefits also decreased by $140,219 and represented 36.2% of the decrease. This decrease was mainly due to the resignation of an officer of the Company and resulted in a decrease of officer salaries of $140,000. Further, commissions paid to outside salesmen decreased by $75,891 and represented 19.6% of the 2005 decrease in selling, general, and administrative expenses. This decrease was a direct result of Vartec’s loss of customer base. Finally, advertising expenses decreased by $47,762 and was principally due to less use of print ads in trade magazines as the Company redirected its selling efforts.

CSC had a net loss of $1,241,945 for the year ended December 31, 2005 compared to a net loss of $1,293,769 for the prior year. The decrease in net loss of $51,824, or 4.0%, was primarily attributable to the partial offset of the decreases in other selling, general and administrative expenses of $387,035 and interest expense of $26,606 by the reduction in net revenue of $361,817. Vartec’s bankruptcy significantly impacted the Company’s revenue as well as commissions paid to outside salesmen. Accordingly, revenue declined by 15.3%. This was offset by a reduction in commissions to outside salesmen of 63.4%. Legal expenses were 88.7% lower than 2004 and principally resulted from the capitalization of legal fees as deferred loan costs. Salaries and benefits decreased by 11.1% in 2005 due to the resignation of an officer of the Company.

The Company and its subsidiaries have all been electing S-Corporation filing status and accordingly have not been subject to federal or state income taxes. Absent such elections, the Company’s losses would not have resulted in reported tax benefits, due to the uncertainty of future taxable income. Upon the CSC-GSA merger on February 10, 2006, the Company and its subsidiaries all became C-Corporations. Future taxable losses will now be available to offset subsequent future taxable income, if any. In addition, under applicable SEC reporting rules, deficits accumulated while the companies were S-Corporations will be offset to the extent possible against additional paid-in capital in the equity section of the Company’s balance sheet.

Liquidity and Capital Resources

Cash used in operations was $617,590 and $934,523 for the years ended December 31, 2005 and December 31, 2004, respectively. It is comprised of the effect of Company’s net loss, net of non-cash items and is offset by changes in assets and liabilities. The effect of the net loss as adjusted for non-cash items was $834,146 for the year ended December 31, 2005, compared to $991,741 for the prior year. This decrease of $157,595 was primarily due to an increase in interest accrued and not paid on related party debt obligations as well as the 2005 conversion of secured notes. The changes in assets and liabilities decreased the Company’s net cash used in operations by $216,556 and $57,218 for the years ended December 31, 2005 and December 31, 2004, respectively. Cash used in investing activities was $67,827 for fiscal 2005 and was $27,543 for fiscal 2004. This increase in cash of $40,284 used in investing activities in 2005 was predominantly attributable to purchases of property and equipment. For the year ended December 31, 2005, cash provided from financing activities was $647,944, as compared to $1,001,595 for the prior year. During 2004, the Company sold $210,000 of secured notes, the balance of the $1,500,000 secured note offering that began in 2003. In addition, two officers/stockholders loaned CSC $1,000,000 in 2004. Uses of cash for financing activities in 2005 were deferred registration costs of $174,841, deferred loan costs of $160,400, and the purchase of treasury stock of $130,000, and debt repayments of $212,070. During 2005, the exercise of warrants generated net proceeds of $405,000 for the Company. There was a net decrease in cash of $37,473 to $96,872 for the year ended December 31, 2005, as compared to a net increase in cash of $39,529 to $134,345 for 2004.

CSC’s working capital deficit was $583,815 as of December 31, 2005, compared to a deficit of $31,317 as of December 31, 2004. Such deficit at December 31, 2004 gave effect to the payment in-kind or conversion to equity of approximately $1,699,000 of various debt during the subsequent year, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 6. The December 31, 2005 working capital deficit includes $245,600 in short-term notes that mature within one year. Accounts receivable at December 31, 2005 decreased by $162,372 due to decreased revenues resulting from Vartec’s bankruptcy filing. The Company’s founding stockholders have agreed to extend the deferral of approximately $1,625,000 of various notes and loans from January 2007 to July 2007.

CSC’s primary need for cash during the next 12 months is to satisfy current liabilities of $943,055. The Company is seeking to satisfy $300,000 of 2006 debt service with an in-kind payment of its common stock. CSC’s current cash flow requirements are expected to be approximately $245,000 per month, including payroll, rent, utilities, insurance, and professional fees. We have most recently been receiving approximately $90,000 a month from our current customer base. We hope to attain profitable operations through increased sales of our products. However, until profitable operations are obtained, CSC will need to raise additional capital to finance our current operations as well as any growth. The terms of our new secured convertible debenture are such that, for the short-term, the source of any additional financing will most likely be Montgomery. For the long-term, the Company expects that it will seek equity financing from the public market. CSC estimates that it will require $4,350,000 to fund its operations for the 12-month period commencing on the date on which the Company estimates the accompanying Registration Statement will become effective, including approximately $2,500,000 for sales and marketing expenditures. The Company currently has cash-on-hand of $96,872.

On December 10, 2005, CSC entered into the SPA whereby the November 2005 Debentures were issued. During the year ended December 31, 2005, the Company received gross proceeds of $600,000 from the sale of these debentures. A total of $290,000 was contemporaneously disbursed for related loan costs and fees as well as various registration costs, all of which were deferred. As of March 7, 2006, the balance outstanding on the November 2005 Debentures was $600,000 and accrued interest was $16,167. At that date, the $400,000 balance of the secured convertible debentures was purchased by Montgomery, from which the accrued interest was deducted. From the proceeds, the Company paid loan costs of $60,000 and professional fees aggregating $70,000, all of which were capitalized as deferred loan and registration costs. The March 2006 Debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of: (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the Debentures. At maturity, the remaining unpaid principal and accrued interest under the March 2006 Debentures will be, at CSC’s option, either paid or converted into shares of the Company’s common stock at a conversion price calculated pursuant to the above-described formula. The March 2006 Debentures bear interest at 10% per annum and are secured by a related security agreement covering all of the Company’s otherwise not specifically pledged assets.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R will be effective for the Company in fiscal 2006. The pro forma disclosures previously permitted will no longer be an alternative to financial statement recognition. Under SFAS 123R, the Company must determine the approppiate fair value model, the amortization method for compensation cost and the transition method to be used at date of adoption, either prospective or retrospective; neither method is expected to apply as the Company has not previously granted any stock options to its officers or employees.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” to permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year provided no financial statements for any period of that year have been published. The Company is evaluating the requirements of this statement in light of the Company’s March 2006 convertible debenture, to which it may apply. If determined to be applicable, the Company may adopt this pronouncement as of the beginning of fiscal 2006.

DESCRIPTION OF BUSINESS

Overview

CSC’s corporate predecessor, GSA, was incorporated on November 17, 2003 in the State of Nevada. CSC was incorporated in Delaware on November 7, 2002 pursuant to a corporate reorganization of several closely related companies that had commenced operations in December of 2001. On December 2, 2005, CSC conditionally acquired 85% of the common stock of GSA subject to the fulfillment of certain conditions. These conditions were satisfied in early-February 2006. On February 10, 2006, CSC merged with and into GSA whereby GSA became the Surviving Entity. On said date, the Surviving Entity changed its name to Compliance Systems Corporation and filed a Form 211 with the NASD, which was subsequently amended by CSC on April 19, 2006 and is still being reviewed by the NASD as of the date hereof. The merger had the same effect as what is commonly referred to as a reverse acquisition, in that the operating company now has public stockholders. The business of our predecessor operating company remains unchanged.

We operate CSC’s principal businesses through our subsidiary, Call Compliance, Inc. (“CCI”), and we believe CCI is a leader in the development of innovative, technological compliance services and solutions for the telemarketing sector. We help telemarketing operations ensure compliance in highly regulated, strictly enforced DNC and other telemarketing guidelines environment. CCI designs, develops and deploys compliance products that we believe are effective, reliable, cost efficient and help alleviate many of the burdens placed upon telemarketers.

CCI’s primary product is the patented, multi-award-winning TeleBlock® DNC Blocking System, which has been deployed for over six years and has processed over three billion calls. We believe that no telemarketing entity that has deployed TeleBlock® across its outbound calling campaigns has ever been fined for a DNC violation. Also included in CCI’s suite of compliance services is the Regulatory GuideSM, the only online and up-to-date compilation of state and federal telemarketing laws; ongoing compliance auditing delivered by Compliance Testing & Solutions (“CTS”), CCI’s consulting division; and shortly we anticipate launching the Registration GuideSM, CCI’s automatic online system for completing state telemarketing registration forms.

Our Business

Our business is to provide compliance technologies, methodologies and services to the teleservices industry. We have developed a compliance technology called the TeleBlock® Call Blocking System which is a product that automatically screens and blocks outbound calls against federal, state, and in-house DNC lists. A patent for TeleBlock® was granted by the United States Patent and Trademark Office in December of 2001.

Telemarketing companies that subscribe to TeleBlock® access it via a national SS7/IP platform managed by our alliance partner, VeriSign, Inc. SS7 is a system that puts the information required to set up and manage routing of telephone calls in a separate network rather than within the same network that the voice portion of a telephone call is made on. Using SS7, telephone calls can be set up more efficiently and with greater security. Special services such as name display, toll-free service, and number portability, are easier to add and manage with SS7.

Our SS7/IP based deployment enables TeleBlock® to be offered to subscribers via standard telephone company offerings, including, but not limited to, analog telephone lines, T1s and PRIs. TeleBlock® was first deployed through VeriSign in November 2002; and since that time, we have been working closely with VeriSign in an effort to enter into contracts with telephone carriers to provide their customers with TeleBlock® on a commercial basis. To date, more than 40 telephone carriers and resellers, including Qwest, MCI, XO, and Paetec, have licensed TeleBlock® and offer it to their customers who telemarket. The TeleBlock® service is currently being utilized by many Fortune 500 companies, including Cendant, Marriott, and John Hancock.

TeleBlock® is also offered, via a Virtual Private Network (“VPN”) connection, by predictive dialer companies such as Stratasoft, Marketel, Nobel and Data-Tel, as well as in partnership with Application Service Providers (“ASPs”) such as Sales Lead Management and VanillaSoft. We believe delivering TeleBlock® in this manner (via IPs) provides two significant advantages. First, we believe it allows for TeleBlock® to be easily implemented by any off-shore telemarketing company that calls in to the United States. Such offshore entities can use their predictive dialers or ASP services to directly query the TeleBlock® database, as opposed to using their local telephone carrier which, based upon geography, may not be able to obtain a direct TeleBlock® license. Currently, via our VPN Service, we have contact centers utilizing TeleBlock® from such countries as India, Dominican Republic, Philippines and Canada. Second, the predictive dialer/ASP mode of TeleBlock® delivery gives domestic companies that have existing contracts with telephone carriers that do not license TeleBlock® the ability to directly obtain the TeleBlock® service. We are in talks with many other industry leaders to offer this IP version of TeleBlock®.

We continue to seek out additional avenues for enhancing the value of TeleBlock® in the teleservices arena. In 2002, in anticipation of changes to federal telemarketing rules, we filed a provisional patent application entitled “Caller Id Insertion Process.” This TeleBlock® add-on service enables a telemarketer to insert in the SS7 Caller ID packet a calling number when Caller ID is not available from its equipment or telephone carrier. Alternatively, this service allows a telemarketer to insert a return number different from the calling number in the caller packet. The new federal rule requiring transmission of Caller ID went into effect in January of 2004, and our new functionality was available shortly thereafter. In 2004, we applied for patent protection in Greece for a modified version of the TeleBlock® system; and we believe this patent, which was granted in February 2006, applies throughout the European Union. We anticipate that having this patent protection in place will enable us to deploy TeleBlock® technology world-wide, as the EU countries move to implement DNC programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the United States continue to grow.

In 2003, we signed agreements with the American Teleservices Association (“ATA”) and the American Resort and Development Association (“ARDA”) to produce and distribute a co-branded electronic newsletter and an online co-branded Regulatory GuideSM to their members. These publications provide up-to-the-minute information about developments in the continually changing legal landscape regarding telemarketing. The Regulatory GuideSM includes hundreds of subscribers, and we believe has become the industry “bible” for telemarketing related laws and regulations. The Regulatory GuideSM has also been branded by the Newspaper Association of America and TMCnet, a leading publisher serving the teleservices industry. In 2005, we also entered into an agreement with the ATA to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, and we call this system the Registration Guide. This online service is currently in development, and we believe will be ready for the teleservices market during June 2006.

In 2006, we expect to enter the emerging world of VoIP communications. In order to accomplish this, we formed a division called Citadel Telephone Company (“Citadel”). Citadel has entered into a wholesale reseller agreement by which it will be able to sell TeleBlock®-enabled dial tone, via VoIP, across the United States. We have pre-launched our VoIP service by making it available at www.citadeltel.com. The marketing effort for formal launch is scheduled for the end of third quarter 2006. The Citadel TeleBlock® service provides us yet another avenue by which TeleBlock® can be offered to the teleservices industry.

We have also partnered with TPG Telemanagement, Inc., the quality control management industry leader for many Fortune 500 clients, including Discover and Chase, to form CTS, an audit/consulting service. CTS offers a complete review and analysis of a company’s calling operations, incorporating all telemarketing regulations at the state and federal levels. By leveraging the respective strengths of the Company and TPG, we believe that CTS will be able to meet the growing needs of teleservices companies to establish the efficacy of their compliance policies and procedures.

The Patented TeleBlock® Service

The Process

TeleBlock® is a DNC system that automatically blocks outbound calls to state and federally mandated DNC lists, the end-user’s (the telemarketer’s) own in-house proprietary DNC list, and other third party DNC lists. The system blocks these calls centrally, allowing for multiple offices and/or outsourced call centers to efficiently manage their DNC lists. The basic TeleBlock® system blocks these calls in the appropriate telephone company’s central office. The system is a value-added feature treatment applied to the telemarketer’s telephone lines (whether they are Plain Old Telephone Service (POTS) POTS lines, T1’s or T3’s). The system functions independently of the telemarketers’ telephone equipment. TeleBlock® is compatible with all key systems, Private Branch Exchange (PBX) PBXs, predictive dialers, voice-messaging systems, fax broadcast equipment, etc.

Our TeleBlock process automatically blocks a call by interfacing with a telemarketer who dials a number appearing on any of the applicable DNC lists, and instantaneously providing a recorded “blocked number” message. Other available features include standard or customized Special Information Tone (SIT) SIT tones for predictive dialers, “telemarketer-specific” customized messages, and the ability of the system to transfer a “blocked” caller to an Interaction Voice Response (IVR) IVR system or other department in the telemarketing organization. TeleBlock’s® capabilities regarding customized SIT tones allows for the identifiable disposition of calls within a predictive dialer environment. The TeleBlock system provides for the customization of CLID messaging (via DialerIDSM), either in stand-alone mode or in conjunction with Campaign List ManagerSM.

A web-based Graphical User Interface (“GUI”) allows telemarketers to manage and administer all of the lists against which they wish to block calls. Available administrative features of TeleBlock® include: Number override (to allow certain numbers on lists to be called); full editing capabilities (additions/deletions/updates); searching capability; and a reporting module with standard and customizable reports. The system also allows the administrator to create and change passwords, display Automatic Number Identification (ANI) ANI/T1 authentication code tables, modify Carrier Line Identification Display (CLID) CLID messaging (DialerIDSM) and to change lists in real time based upon ANI/T1’s utilizing Campaign List ManagerSM.

The TeleBlock® system reviews each outgoing call by a telemarketer and compares it against state and federal DNC lists, the specific customer’s in-house DNC list, as well as an “override” (allow) list. Based upon this comparison, the call is either blocked or processed like a normal call.

Sales Channels And Revenue Sources

By leveraging the VeriSign Alliance Agreement, which calls for VeriSign to host and manage the TeleBlock® database and enable interconnection to and from various distribution models, we believe we are best positioned to efficiently sell licenses and connectivity. With VeriSign providing the backbone of this process, we have accomplished the dissemination of TeleBlock® access without having to build or adapt new infrastructure. Our TeleBlock® service is sold to end-user telemarketers in a variety of ways, all of which produce revenue to us:

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Telephone carrier channel model -- supporting the sales efforts of existing sales channels of telephone carriers, such as MCI, XO Communications and Qwest. Telephone Carriers offer our TeleBlock® product as a value-add for any of its customers which use a telephone to solicit for goods or services. The telephone carrier charges its customers a query (transaction) fee for each call attempt made from any telephone line that has the TeleBlock® feature enabled. We, in-turn, charge the telephone carrier monthly for all call attempts made by all of its customers. To date, more than 40 telephone carriers and resellers, including Vartec, Lightpath, Qwest, MCI, XO, and Paetec have licensed TeleBlock® and offer it to their customers who telemarket. The TeleBlock® service is currently being used by many Fortune 500 companies, including Cendant, Marriott, and John Hancock.

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Direct sales targeting strategic prospects that rely upon the telephone to sell their good and services. Typically, these efforts are geared toward enterprise customers that have offices throughout the country. Our direct sales efforts assist these companies in implementing the TeleBlock® service by locating the right distributor (telephone carrier) for their specific needs and geography. These customers receive our service from their carrier and we receive revenue from the carrier as described above.

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TeleBlock® is also offered by predictive dialer companies (i.e., companies that manufacture hardware and software systems that aid telemarketing entities in efficiently and cost-effectively managing their outbound calls) - examples include Datatel, Stratasoft, Marketel, and Nobel. Predictive dialer access to TeleBlock® is accomplished by connecting the predictive dialer to the VeriSign platform using a secure VPN connection. We believe that delivering TeleBlock® in this manner (via IP) provides two additional advantages. First, we believe it allows for TeleBlock® to be easily implemented by any offshore telemarketing company that calls in to the United States. Each such offshore entity makes use of its predictive dialer(s) to directly query the TeleBlock® database via the internet, as opposed to having to rely on a local telephone carrier that may not be able to obtain a TeleBlock® license. Currently, via our VPN Service, we have contact centers utilizing TeleBlock® from such countries as India, Dominican Republic, Philippines and Canada. Second, it gives domestic companies that have a contract with a telephone carrier that does not currently license TeleBlock® the ability to obtain the TeleBlock® service via its predictive dialer(s). The dialer manufacturer charges its customers a query (transaction) fee for each call attempt made from its equipment that has the TeleBlock® feature enabled. We, in turn, charge the manufacturer monthly for all call attempts made by all of its customers.

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TeleBlock® is also offered by hosted “Sales Force Automation” and “Customer Relationship Management” ASPs such as Sales Lead Management and VanillaSoft. These Web-based software services embed access to the IP-based TeleBlock® service directly into their online systems. Users of these ASP systems can then make telephone calls directly from the Web-based GUI interface and have each such call screened and blocked, via IP, against all DNC lists via TeleBlock®. These companies charges their customers a query (transaction) fee for each call attempt made from their equipment that has the TeleBlock® feature enabled. We, in-turn, charge the company/companies monthly for all call attempts made by all of their customers

The Industry And Competition

We believe there is no direct competition to CSC, and TeleBlock® (our patent protection) prevents any company from providing a service that screens and blocks calls against DNC lists via the SS7/IP networks. However, there is one company that provides a service that is in some ways similar to TeleBlock®, and there are other companies that provide what is known in the industry as database “scrubbing” services.

Gryphon Networks of Norwood, Massachusetts, offers a product similar to our DialBlock® technology product. We believe our TeleBlock® product is different from the Gryphon DNC compliance product since the Gryphon product requires its users to dial an access code, followed by a PIN number, to make use of the system. Once this is completed, the user completes a session of telemarketing, and the numbers dialed during this session are screened and blocked against DNC numbers via a system maintained by Gryphon. We believe the Gryphon system does not reside, like TeleBlock®, on the SS7/IP network, so the screening/blocking does not take place via the user’s telephone carrier. Instead, the screening/blocking process is completed by an “off-network” system created and managed by Gryphon. With the Gryphon system, each individual user must log in (via the access code and PIN number) in order for the screening to take place; accordingly, there is potential for individual callers to bypass the log in process.

There also are many companies that “scrub” lists for telemarketers. Scrubbing is another word for database merging and purging, as applied to the removal of DNC numbers from prospect lists. We view scrubbing as a way to increase efficiency in a call center by allowing calls to go to users who are more likely to have an interest in the product being offered; however, we believe the enforcement actions taken against companies across the country for DNC violations highlights the fact that we believe scrubbing does not achieve the 100% compliance required under state and federal DNC laws.

TeleBlock® enables telemarketers to meet the compliance demands of the agencies enforcing DNC rules. We believe TeleBlock® leverages the reliability of existing telecommunications technology to create the only DNC compliance system that screens and blocks outbound calls via a telemarketer’s telephone carrier. We believe traditional database scrubbing techniques lack the centralization and standardization necessary to achieve 100% DNC compliance. It has been reported that even the most sophisticated of scrubbing campaigns will consistently have an error rate in the range of 0.5% to 3.0%. As an example, assuming a company makes one million calls per month, and has a DNC scrubbing error rate of even 0.1%, the company faces a potential annual exposure of over $130 million in fines at the federal level alone. We anticipate, therefore, that DNC compliance will be of paramount importance for any company that telemarkets.

Over the next two years, we believe CSC needs to gain significant market share by seeking out Fortune 500 clients, increasing our presence in the call center industry, and expanding our product availability through additional channels. We anticipate this will be accomplished through the development of a strong sales team and marketing organization.

Although we believe there is no direct competitor to our TeleBlock® process, certain companies may have products and provide services which indirectly compete with TeleBlock®. Competitors most likely include list brokers, scrubbing companies, computer telephony providers, systems integrators, hardware and software suppliers. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. We cannot be sure that we will compete successfully with our existing competitors or with any new competitors.

Recent Developments and Our Strategy

In 2005, we entered into the emerging world of VoIP communications. In order to accomplish this, we formed Citadel. Citadel has entered into a wholesale reseller agreement by which it will able to sell TeleBlock®-enabled dial tone, via VoIP, across the United States and throughout the world. The service is currently operating with customers in a Beta test environment. The commercial launch date for this additional product offering is scheduled for late third quarter 2006. The Citadel TeleBlock® service provides us yet another avenue by which TeleBlock® can be offered to the teleservices industry.

In 2005, we also entered into an agreement with the ATA to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, which we call the Registration Guide. This online service is currently in development, and we believe it will be ready for release by June 2006. We anticipate this service will become a component of the regulatory guide web site allowing for immediate cross-sell opportunities from existing subscribers.

We have been granted patent protection in Greece for a modified version of the TeleBlock® system; and we believe this patent applies throughout the European Union. We believe that having this patent protection in place will enable the Company to deploy TeleBlock® technology world-wide, as the EU countries move to implement DNC programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the United States continue to grow.

Government Regulation

Teleservices companies are confronted with a patchwork of state and federal statutes and regulations that govern virtually every element of their operations. These rules are largely focused on outbound calls (i.e., calls originating with the marketer being made to consumers), but increasingly, inbound calls (i.e., originating with the consumer) are falling within the regulatory purview as well.

At the federal level, the Federal Communications Commission (the “FCC”) has issued regulations in response to Congressional passage of the Telephone Consumer Protection Act in 1991. The Federal Trade Commission (the “FTC”) has also issued comprehensive regulations called the Telemarketing Sales Rule (“TSR”). These rules govern virtually every aspect of the telemarketing process, including the creation of a national DNC registry, the use of predictive dialers, identification and payment disclosures, prohibitions against misrepresentations, and many other areas.

Even though this comprehensive federal regulatory scheme is in place, all states have additional and/or different rules and regulations that impact the teleservices industry as well. Most importantly, there are 17 states that still operate separate DNC lists. In addition, the majority of states have requirements governing commercial registration of telemarketers, as well as rules governing a multitude of areas that are more restrictive than comparable federal rules.

There have been hundreds of enforcement actions regarding the state-run DNC lists, and dozens of such enforcements at the federal level.

Employees

The Company currently has seven employees, all working in Glen Cove, New York.

MANAGEMENT

The following table sets forth the names and positions of CSC’s executive officers and directors. The Company’s directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. The Board elects its officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of May 8, 2006, CSC’s directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name	Age	Position	Period Served
Dean Garfinkel	48	Chairman of the Board	2002 to present
		Secretary	2002 to June 2005
		President	June 2005 to present

Barry Brookstein	64	Director, Chief Financial Officer, and Treasurer	2002 to present
		Secretary	June 2005 to present

The directors and executive officers of CSC are not directors or executive officers of any other company that files reports with the Commission, nor have they been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending CSC’s directors and officers from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

The following is a brief description of the background of the directors and executive officers of CSC.

Dean Garfinkel, Chairman Of The Board And President

Mr. Garfinkel, 48, has served as Chairman of the Board of CSC and each of its subsidiaries since each such entity was founded and has served as CSC’s President since June 2005. Mr. Garfinkel also served as Secretary since CSC’s founding through June 2005. Mr. Garfinkel served as Chief Executive Officer and Director of ASN Voice & Data Corp. (“ASN”), a telecommunications company he founded in 1991, which specialized in providing telephone systems for security brokerage firms. Mr. Garfinkel has served as a communications consultant to Fortune 500 companies and other businesses for over 20 years. Mr. Garfinkel is on the Executive Board of Directors of the ATA.

Barry Brookstein, Director, Chief Financial Officer, Secretary And Treasurer

Mr. Brookstein, 64, has served as Chief Financial Officer, Treasurer and Director of CSC and each of its subsidiaries since each such entity was founded. Mr. Brookstein is a graduate of Pace University and has over 40 years of experience in public accounting. As Chief Financial Officer, his duties include the management of all financial activities, including, but not limited to, budgeting, short- and long-term planning and directing financial operations.

As disclosed under “Family Relationships,” Mrs. Alison Garfinkel resigned as President and Director, effective as of May 31, 2005. Since that date, she continues to serve the Company as a consultant under a 22-month consulting agreement. Effective with Mrs. Garfinkel’s resignation, Mr. Garfinkel assumed the role of President and Mr. Brookstein became the Company’s Secretary.

Employment Agreements With Management

CSC entered into 5-year employment agreements, effective as of December 1, 2001, with each of Mr. Garfinkel, Mrs. Alison Garfinkel and Mr. Brookstein, pursuant to which Mr. Garfinkel served as CSC’s Chairman, Mrs. Garfinkel served as President and Director, and Mr. Brookstein served as CSC’s Chief Financial Officer, Treasurer and Director. Messrs. Garfinkel and Brookstein’s employment contracts were extended for five years and expire on November 30, 2011. Under the terms of the respective employment agreements, Mr. Garfinkel and Mrs. Garfinkel each received a base salary of

$240,000 per year and Mr. Brookstein received a base salary of $120,000 per year until July 1, 2003, at which time his base salary was increased to $240,000 per year. Each officer is entitled to an annual bonus from the bonus pool, the amount to be determined in the sole discretion of the Board, and an allowance for an automobile of up to $1,000 per month, also to be determined in the sole discretion of the Board. Each employment agreement provides for health insurance and other standard benefits and contains certain non-competition prohibitions which require that each officer not engage in any business activities which directly compete with the business of the Company while he or she is employed by us, or is a principal stockholder of CSC. Commencing in December 2001, each officer agreed to temporarily defer a portion of his/her annual base salary until such date as shall be determined by the Board, in its sole discretion, but in no event later than January 1, 2004. In January 2004, each officer agreed to continue to defer a portion of his/her base salary, along with all past and future deferred amounts, until such date as to be determined by the Board, in its sole discretion, but in no event later than January 1, 2005. In January 2005, each officer agreed to defer his salary on the same terms for another year. All deferred amounts shall be paid to each executive in 12 equal monthly payments, commencing on a date to be determined by the Board, in its sole discretion; however, all deferred amounts shall become automatically due and be immediately paid by CSC to each executive in one lump sum payment upon complete repayment of the certain notes and the loan provided to CSC by Mr. Brookstein. Messrs. Garfinkel and Brookstein and Mrs. Garfinkel agreed to waive all deferred compensation through May 2005, that was unpaid as of September 21, 2005. As described above, Messrs. Garfinkel’s and Brookstein’s respective employment agreements provide for an annual bonus from a bonus pool, with the amount of each bonus to be determined in the sole discretion of the Board. The bonus pool shall be equal to a percentage of CSC’s pre-tax profits after the service of any debt on a calendar year basis, starting with 25% of the first $10 million in pretax earnings, and 10% of any pretax earnings in excess of $10 million.

At present, Messrs. Garfinkel and Brookstein’s employment agreements are guaranteed by the Company.

Section 16(a) Compliance Of Officers And Directors

The Company did not have a class of securities registered under Section 12(b) or Section 12(g) of the Exchange Act in 2004 or 2005 and as such, CSC’s officers, directors and 10% stockholders were not subject to the reporting requirements of Section 16(a).

Family Relationships

On September 20, 2005, the Company and Mrs. Garfinkel executed a Separation and Settlement agreement pursuant to which Alison Garfinkel resigned as President and Director, effective as of May 31, 2005. Since that date, she continues to serve the Company as a consultant under a 22-month consulting agreement.

On May 18, 2005, CSC entered into an agreement in principal with Alison Garfinkel pursuant to which she would sell the Company, for a cash consideration of $0.18 per share ($225,000 in the aggregate), 4,097,570 shares of Class A Common owned by her, and in connection therewith resign as an officer and director of the Company. The first $33,333 of the purchase price was paid on May 18, 2005 and an additional $66,667 was paid by June 30, 2005. The balance of $125,000 is payable in the amount of $7,500 per month through June 2006 and then in the amount of $2,500 per month from July 2006 through May 2007. Interest at 9% per annum has been imputed on this loan. Ms. Garfinkel also received 5-year warrants to purchase an aggregate of 819,514 shares of our common Stock, exercisable at $0.30506 per share, and was retained as a consultant to us for a 22-month period commencing as of June 1, 2005 at a rate of $2,500 per month. Mrs. Garfinkel waived all deferred salary and bonus, agreed to the termination of her employment agreement, provided the Company with a general release and agreed to certain non-compete and confidentiality provisions. Ms. Garfinkel subsequently assigned the 819,514 warrants to Mr. Garfinkel in connection with their divorce settlement.

Committees

The Board serves as the audit committee. The Board does not have an outside director as a financial expert due to the lack of capital needed to attract a qualified expert. Absent his position as CFO of the Company, the Board believes Mr. Brookstein would qualify as a financial expert.

Compensation Committee Interlocks And Insider Participation

The Board does not have a compensation committee, but none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our Board or compensation committee.

As of May 8, 2006, other CSC’s key personnel, their ages, positions, the dates of employment are as follows:

Name	Age	Position	Dates of Employment

Stefan Dunigan	35	Vice President of Operations	2002 to present

Cecilia Carfora	49	Controller	2002 to present

Stefan Dunigan,  Vice President of Operations

Stefan Dunigan, 35, oversees the daily operations of the Company. Mr. Dunigan’s principal responsibilities include the management and supervision of the staff, and the development and implementation of the systems necessary to successfully launch and administer the Company’s wide array of compliance services and solutions. Additionally, Mr. Dunigan is proactively involved in product enhancement and both end-user and telephone carrier support, among other duties.  Mr. Dunigan brings nearly 10 years of hands-on experience with all facets of the public telecommunication network, and is considered an expert in broadband delivery and design.

Cecilia Carfora, CPA , Controller

Ms. Carfora, 49, has been the Controller of the Company and each of its subsidiaries since 2002. Ms. Carfora is a certified public accountant with an MBA from Pace University. Ms. Carfora has over 25 years of experience in both public and private accounting.

Code Of Ethics

On February 10, 2006, the Board adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics is filed as Exhibit 14.1 to the accompanying registration statement.

Executive Compensation

The following table shows all the cash compensation paid by CSC, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2005, 2004 and 2003 to CSC’s three highest paid executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in, or footnoted to, the chart below, were paid to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

	Annual Compensation					Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary* ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Dean Garfinkel,	2005	$230,000	(1)	—	—	—	—	—	—
President and Chairman	2004	$208,000	(2)	—	—	—	—	—	—
of the Board of Directors	2003	$180,000	(3)	—	—	—	—	—	—

Alison Garfinkel,	2005	$75,000	(4)	—	—	—	—	—	—
Former President	2004	$207,000	(5)	—	—	—	—	—	—
and Director	2003	$180,000	(6)	—	—	—	—	—	—

Barry Brookstein,	2005	$210,000	(7)	—	—	—	—	—	—
Chief Financial Officer,	2004	$135,000	(8)	—	—	—	—	—	—
Treasurer , Secretary and Director	2003	$90,000	(9)	—	—	—	—	—	—

*	The above table does not include the following deferred amounts, which were waived unless stated in accordance with an agreement signed in September 2005:

(1)	$10,000 was deferred and not waived by Mr. Garfinkel in 2005.

(2)	$32,000 was deferred by Mr. Garfinkel in 2004.

(3)	$60,000 was deferred by Mr. Garfinkel in 2003.

(4)	$25,000 was deferred by Mrs. Garfinkel in 2005. In addition, Mrs. Garfinkel received consulting fees not included above of $17,500..

(5)	$33,000 was deferred by Mrs. Garfinkel in 2004.

(6)	$60,000 was deferred by Mrs. Garfinkel in 2003.

(7)	$30,000 was deferred and not waived by Mr. Brookstein in 2005.

(8)	$105,000 was deferred by Mr. Brookstein in 2004.

(9)	$90,000 was deferred by Mr. Brookstein l in 2003.

Director Compensation

Directors do not receive any cash compensation for their service as members of the Board, but they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board. Upon establishing a stock option plan, which we have not done as of May 8, 2006, CSC anticipates that directors will be eligible to receive options to purchase common stock.

Securities Authorized For Issuance Under Equity Compensation Plan

No securities have been authorized under equity compensation plans as of December 31, 2005 or thereafter thru May 8, 2006.

No compensatory options have been granted to the named officers and directors.

DESCRIPTION OF PROPERTY

In January 2005, the lease for CSC’s executive offices at 90 Pratt Oval, Glen Cove, New York 11542 was assigned to the Company. This space was originally leased to Automated Systems Nationwide Network, Inc., a company owned by Dean Garfinkel. The lease expires on August 1, 2006, however CSC has requested an extension of its lease for an additional five years. This lease for CSC’s executive offices requires a monthly basic lease payment of $5,875. The Company believes that its leased property is adequate for CSC’s current and immediately foreseeable operating needs. The Company occupies 9,100 square feet of which it sublet approximately 3,600 square feet to an unrelated third party.

LEGAL PROCEEDINGS

The Company is not presently a party to any legal proceedings and CSC has no knowledge of any threatened litigation.

PRINCIPAL STOCKHOLDERS

Voting Securities And Principal Holders Thereof

The following table sets forth, as of May 8, 2006, information with respect to the beneficial ownership of the Company’s common stock by (i) persons known by CSC to beneficially own more than 5% of the outstanding shares, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

	Common Stock Beneficially Owned
Name/Address	Number		Percent (1)
Dean Garfinkel 90 Pratt Oval Glen Cove, New York 11542	10,780,708	(2)	21.21%
Barry Brookstein 90 Pratt Oval Glen Cove, New York 11542	10,995,831	(3)	21.99%
ALL OFFICERS AND DIRECTORS AS A GROUP (2 ABOVE PERSONS)	21,776,539		42.85%
Alison Garfinkel 90 Pratt Oval Glen Cove, New York 11542	4,880,208	(4)	9.76%
Knightsbridge Capital Corp. 2999 NE 191 Street Ventura, Florida 33180	2,500,000	(5)	5.00%

(1)
Applicable percentage of ownership is based on 50,000,000 shares of common stock outstanding as of May 8, 2006, together with applicable warrants. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants that are currently exercisable or exercisable within 60 days of May 8, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of CSC.

(2)
Consists of: (i) 9,834,170 shares of common stock; (ii) 127,024 shares of common stock held jointly by Mr. and Mrs. Garfinkel as custodian for their minor children and owned directly by two of their children and (iii) 819,514 shares of stock underlying warrants. Does not include (i) shares of Class A common stock owned by Mr. Garfinkel’s wife, Alison Garfinkel (see footnote 3A below), as to which Mr. Garfinkel disclaims beneficial ownership; (ii) (a) up to 1,639,028 shares of common stock underlying the First Repurchase Option that Mr. Garfinkel has the option to purchase and (b) up to 327,806 shares of common stock underlying the Offering Repurchase Option that Mr. Garfinkel has the option to purchase; or (iii) 65,561 shares of common stock owned by Mr. Garfinkel’s mother.

(3)
Consists of: (i) 10,932,319 shares of common stock beneficially owned by Mr. Brookstein; and (ii) 63,512 shares of common stock owned by Mr. Brookstein as custodian for his minor children. Does not include: (i) Up to 1,229,273 shares of common stock underlying the First Repurchase Option that Mr. Brookstein has the option to purchase; (ii) up to 327,806 shares of common stock that Mr. Brookstein has the option to purchase underlying the Offering Repurchase Option; or (iii) 97,314 shares of Class B common stock held by Mr. Brookstein’s adult children.

(4)
Consists of: (i) 4,753,184 shares of common stock; and (ii) 127,024 shares of common stock held jointly by Mr. and Mrs. Garfinkel as custodian for their minor children and owned directly by two of their children. Does not include: (a) shares of common stock owned by Mrs. Garfinkel’s husband, Dean Garfinkel, (see footnote 2 above), as to which Mrs. Garfinkel disclaims beneficial ownership, or (b) up to 327,806 shares of common stock underlying the Offering Repurchase Option that Mrs. Garfinkel has the option to purchase. Gives effect to Alison Garfinkel’s buyout described above.

(5)	Consists of $2,500,000 shares of Common Stock issued to Knightsbridge in exchange for its advisory services rendered to the Company in connection with the CSC-GSA merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships And Related Transactions

CSC’s Chairman, Dean Garfinkel, and the Company’s former President, Alison Garfinkel, each have loaned the Company $125,000. In addition, Barry Brookstein, CSC’s Chief Financial Officer, has loaned the Company $758,887 and Mr. Brookstein’s wholly-owned company, Spirits Management, Inc., has loaned CSC $136,826. In addition, funds totaling $500,000 were borrowed from Amanuensis, Ltd., an independent third party, with Barry M. Brookstein, acting as an intermediary. Although Mr. Brookstein was previously President of three other companies that CSC is indebted to, Tele-Serv, Inc., Telmax Co., Inc., and Phone-Tel New Corp., he has not been a stockholder in any of these companies and is no longer an officer in any of them.

In April 2005, CSC entered into a demand line of credit agreement for $350,000 collateralized by liquid assets of Mr. Brookstein. The interest rate was 0.9% for the first six months and prime thereafter with interest due monthly. This interest rate was materially below the market interest rate as well as our incremental borrowing rate for other debt. The interest actually incurred through December 31, 2005 was $1,990. The estimated value in terms of the additional interest expense that otherwise would have been incurred in absence of Mr. Brookstein pledging liquid assets as collateral, $19,450, has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. Outstanding borrowings under the line were reduced to $100,000 on September 15, 2005.

At December 31, 2005, CSC was indebted on two unsecured demand loans totaling $137,500 to a minor stockholder. The notes bear interest at 14% per annum. We repaid $100,000 in March, 2006, and borrowed an additional $112,500 in April. The interest on the balance of $150,000 is 18%.

Debts to related parties consist of various advances made by the officers and stockholders of the Company with interest accruing at 12% with various repayment terms. Principal payments on $1,625,000 of the outstanding notes at December 31, 2005 have been deferred until July 2007 by the lenders. A condition of the Company’s new convertible secured debenture was the required deferral of debt service on approximately $1,818,000 of debt to these related parties until 90 days after the accompanying Registration Statement is declared effective, except that current accrued interest may be paid on $500,000 of such debt, borrowed on a pass-thru basis from Amanuensis, Ltd.

As of December 31, 2005, CSC was also indebted to four affiliated companies, Tele-Serv, Inc., Telmax Co., Inc., Phone Tel New Corp., Spirits Management, Inc., for an aggregate amount of $748,998 (originally $1,000,000 plus $210,000 of deferred interest), related to us by virtue of certain similar ownership and/or management. All of the notes were originally issued in 2001. Three of these notes, totaling $700,000, were in consideration of the release by the related companies of their contract rights to receive all revenues generated by CSC from the use of the Company’s patented technology; one note was for cash in the amount of $300,000. (See Notes 7A and 7B to the accompanying consolidated financial statements).

In May 2005, CSC purchased 4,097,570 common shares from Alison Garfinkel for $263,053 consisting of $219,628 in cash and notes and 5-year warrants to purchase 819,514 shares of common stock at $0.30506 per share. Mrs. Garfinkel resigned from the Company and waived her rights to accrued salary totaling $223,000 as of December 31, 2004 and an additional $25,000 for the five months ended May 31, 2005. The warrants were subsequently assigned to Dean Garfinkel by Mrs. Garfinkel pursuant to their legal separation agreement.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

On February 10, 2006, CSC merged with and into GSA, a public shell, whereby GSA became the Surviving Entity and on said date the Surviving Entity filed a Form 211 with the NASD, which Form 211 was subsequently amended on April 19, 2006, and is currently being reviewed by the NASD as of the date hereof. Prior to said merger, there was no trading history nor quotes on Pink Sheets for GSA’s common stock.

CSC’s common stock will be quoted on the Pink Sheets under a to-be-assigned trading symbol once the NASD completes its review and approval of CSC’s Form 211.

As of May 8, 2006, CSC believes there were approximately 55 holders of record of the Company’s common stock.

CSC has not paid dividends in the past on any class of stock and it does not anticipate paying dividends in the foreseeable future.

Recent Sales Of Unregistered Securities

During the last three years, CSC has issued the following unregistered securities:

Under the terms of the March 2006 Debentures, Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the March 2006 Debentures into shares of CSC’s common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 Debentures. The March 2006 Debentures are secured by all of the Company’s and its subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrue interest at 10% per annum. These debentures, which mature March 8, 2008, bear interest at 10% per annum calculated on a 360-day year basis. In connection with these Debentures, CSC paid Yorkville, an affiliate of Montgomery, a commitment fees of $40,000, which fees were deducted from the proceeds of these Debentures, and also paid a $20,000 finder’s fee to an unrelated third party, Leonard Neuhaus. In accordance with the SPA, CSC must: (i) merge with and into a public shell company, and (ii) file the accompanying registration statement for the Surviving Entity with the United States Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as a condition to Montgomery’s obligations to purchase the remaining $400,000 balance of the November 2005 Debentures twm days before th% accompanying registration statement is filed. As furthep security for the repayment of the March 2006 Debenture, over Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of Common Stock, and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery. Mr. Garfinkel has also personally guaranteed the repayment of the March 2006 Debentures.

On November 30, 2005, the Company entered into the SPA with Montgomery. The SPA calls for the purchase by Montgomery of up to $1,000,000 of secured convertible debentures. Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstandin% under t(e November 2005 Debentures into shares of CSC’s common stock, $0.001 par value per share, at a price per share equal to the lower of: (i) the lowest closing bid price of CSC’s common stock at any time during the 10 trading days before the filing of the accompanying registration statement, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Over-the-Counter Bulletin Board or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the November 2005 Debentures. The November 2005 Debentures are secured by all CSC’s assets not otherwise specifically pledged, have two-year maturity dates, and accrue interest at 10% per annum. On December 2, 2005, CSC sold the first $600,000 of the November 2005 Debentures to Montgomery. These debentures, which mature November 30, 2007, bear interest at 10% per annum calculated on a 360-day year basis. In connection with these Debentures, CSC paid Yorkville, an affiliate of Montgomery, and others, commitment, structuring, acquisition and due diligence fees totaling $112,500 and also paid a $30,000 finder’s fee to an unrelated third party, Leonard Neuhaus. The SPA and related IRRA requires us to (a) merge with and into a public shell company, (b) file the accompanying Registration with the Commission under the Securities Act with the provision that Montgomery purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying Registration Statement is filed.

The Company effectuated a private offering of 1,966,833 shares of common stock, $0.001 par value per share, pursuant to a certain Confidential Term Sheet dated November 13, 2002, raising aggregate gross proceeds of $750,000. 983,418 of the shares of common stock sold in such offering are subject to a purchase option granted to Dean Garfinkel, Barry M. Brookstein and Alison Garfinkel. Each of such options is exercisable at a purchase price of $0.76265 per share, subject to adjustment in certain events. Such options are exercisable through December 31, 2007, but only in the event certain of our debt had previously been repaid.

The Company effectuated a private offering of 50 Units pursuant to that certain Confidential Term Sheet dated June 10, 2003, raising aggregate gross proceeds of $1,500,000. Each Unit consists of $30,000 principal amount of 9% secured notes due September 30, 2008 and warrants to purchase an aggregate of 65,561 shares of common stock, each exercisable at a purchase price of $0.45759 per share, subject to adjustment. In June 2005, the Company offered its $1,500,000 secured note holders the right to convert such debt to equity and also reduced the exercise price of the related 3,278,055 warrants from $0.45759 to $0.30506 per share. A total of $1,470,000 of secured notes was converted and 1,376,783 warrants were exercised between June and September of 2005. Following these transactions, $30,000 of non-convertible debt and 1,901,272 warrants exercisable at $0.45759 per share through September 30, 2008 remained outstanding.

In connection with $1,000,000 in loans provided to the Company by four affiliated companies of CSC’s Chief Financial Officer, the Company issued 655,612 of its common shares, valued at $0.45759 per share, in payment of $150,430 of principal and $149,570 of interest. As the Company later issued shares valued at $0.30506 per share, anti-dilution rights in the 2004 in-kind payment agreement required CSC to issue an additional 327,806 common shares to those holders. During the nine months ended September 30, 2005, the Company issued 983,417 of its common shares in payment of $228,870 of principal and $71,130 of interest.

With respect to the sale of the unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. In each instance, the purchaser had access to sufficient information regarding CSC so as to make an informed investment decision. More specifically, CSC had a reasonable basis to believe that each purchaser was either an accredited investor as defined in Regulation D or otherwise had the requisite sophistication to make an investment in CSC’s common stock.

DESCRIPTION OF SECURITIES

Capital Stock

The authorized capital stock of CSC consists of 500,000,000 shares of common stock, par value $0.001 per share. No shares of preferred stock are authorized. As of May 8, 2006, we have 50,000,000 shares of common stock outstanding. In addition, as of May 8, 2006, there are 2,720,786 outstanding warrants to purchase shares of CSC common stock, excluding 3,523,911 intra-stockholder warrants to purchase shares of CSC common stock. The following description is a summary of the capital stock of CSC and contains the material terms of the capital stock. Additional information can be found in CSC’s Articles of Incorporation and Bylaws.

Common Stock

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of CSC’s stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time-to-time by the Board. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of CSC, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Debentures

On November 30, 2005, the Company entered into the SPA with Montgomery. The SPA calls for the purchase by Montgomery of up to $1,000,000 of secured convertible debentures. Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the November 2005 Debentures into shares of CSC’s common stock, $0.001 par value per share, at a price per share equal to the lower of: (i) the lowest closing bid price of CSC’s common stock at any time during the 10 trading days before the filing of the accompanying registration statement, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Over-the-Counter Bulletin Board or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the November 2005 Debentures. The November 2005 Debentures are secured by all CSC’s assets not otherwise specifically pledged, have two-year maturity dates, and accrue interest at 10% per annum. On December 2, 2005, CSC sold the first $600,000 of the November 2005 Debentures to Montgomery. These Debentures, which mature November 30, 2007, bear interest at 10% per annum calculated on a 360-day year basis. The SPA and related IRRA requires us to (a) merge with and into a public shell company, (b) file the accompanying Registration Statement for the Surviving Entity with the Commission under the Securities Act with the provision that Montgomery purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying Registration Statement is filed.

Under the terms of the March 2006 Debentures, Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the March 2006 Debentures into shares of CSC’s common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the laws reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 Debentures. The March 2006 Debentures are secured by all of the Company’s and its subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrue interest at 10% per annum. These Debentures, which mature March 8, 2008, bear interest at 10% per annum calculated on a 360-day year basis. In accordance with the SPA, CSC must: (i) merge with and into a public shell company, and (ii) file the accompanying registration statement for the Surviving Entity with the United States Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as a condition to Montgomery’s obligations to purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying registration statement is filed. As further security for the repayment of the March 2006 Debenture, over Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of Common Stock, and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery. Mr. Garfinkel has also personally guaranteed the repayment of the March 2006 Debentures.

Shares Eligible For Future Sales

50,000,000 shares of common stock are outstanding on the date of this Prospectus and an additional 67,720,786 shares will be issued if all of the outstanding debentures are converted to, and all the outstanding warrants are exercised to purchase, CSC common stock. All of the shares that may be sold pursuant to this Prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, CSC’s affiliates are any persons that directly, or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, CSC.

Of the 50,000,000 shares of common stock outstanding as of the date of this Prospectus, 20,957,025 shares are held by the Company’s affiliates and will be restricted securities as that term is defined in Rule 144. These restricted shares may only be sold if they are registered under the Securities Act, or are exempt from such registration requirements.

65,000,000 shares of common stock are being registered in this offering for resale by Montgomery pursuant to the March 2006 Debentures.

2,720,786 shares of common stock, underlying warrants held by them, are being registered in this offering for resale by other selling stockholders of CSC as previously described.

3,500,000 shares of common stock, owned by non-affiliated stockholders, are also being registered as previously described.

Rule 144

In general, under Rule 144 of the Securities Act, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any 3-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock immediately on the date of this Prospectus, or, subject to certain restrictions, the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a stockholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Transfer Agent & Registrar

The transfer agent and registrar for CSC’s common stock is West Coast Transfer, Inc. Their address is Suite 311, 850 West Hastings St., Vancouver, British Columbia, Canada, V6C1E1. Their telephone number is 604-682-2556.

Limitation Of Liability: Indemnification

CSC’s Bylaws include an indemnification provision under which the Company has agreed to indemnify directors and officers of CSC to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CSC pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions In Charter Documents

Pursuant to the terms of CSC’s Bylaws, the authorized but unissued shares of CSC common are available for future issuance without having to obtain stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CSC that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

On May 4, 2005, the Company’s Board was notified by its auditors, Israeloff, Trattner & Co., P.C., that the firm had discontinued its audit practice with respect to SEC registrants and accordingly would not be able to continue as the Company’s independent auditor in connection with its planned registration of securities. The Company’s Board accepted the audit firm’s resignation accordingly.

The audit reports of Israeloff, Trattner & Co., P.C. on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit firm’s audit report, dated March 30, 2005, on the Company’s December 31, 2004 consolidated financial statements was modified as to an uncertainty regarding the Company’s ability to continue as a going concern.

During the two most recent calendar years ended December 31, 2004 and 2003 and from December 31, 2004 until the effective date of Israeloff, Trattner & Co., P.C.’s resignation as the Company’s independent auditors, there were no disagreements between the Company and Israeloff, Trattner & Co., P.C., whether or not resolved, on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused Israeloff, Trattner & Co., P.C. to make reference to the subject matter of such disagreements in connection with its reports. During the period described in the preceding sentence, there were no “reportable events” as defined in Item 304(a)(1)(iv) of Regulation S-B of the SEC rules and regulations.

On May 13, 2005, the Board engaged BP Audit Group, PLLC as the Company’s registered independent public accounting firm to re-audit the fiscal years ended December 31, 2004 and 2003.

During the two calendar years ended December 31, 2004 and 2003, and from December 31, 2004 through the engagement of BP Audit Group, PLLC as the Company’s registered independent accounting firm, the Company had not consulted BP Audit Group, PLLC with respect to any accounting or auditing issues involving the Company, including without limitation, the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a prior disagreement within the meaning of Section 304 of Regulation S-B or a “reportable event” as therein defined.

The Company furnished Israeloff, Trattner & Co., P.C. with a copy of these disclosures prior to filing the Registration Statement on Form SB-2. The Company also requested Israeloff, Trattner & Co., P.C. to furnish a letter accompanying addressed to the SEC stating whether it agrees with the statements made herein insofar as they relate to their firm’s audit services and engagement with the Company. A copy of Israeloff, Trattner & Co., P.C.’s letter to the SEC dated May 8, 2006, agreeing with the Company’s disclosures related to their firm, is filed as Exhibit 16.1 to this Form SB-2.

EXPERTS

The consolidated financial statements of CSC and its subsidiaries as of December 31, 2005 and for each of the years in the two-year period then ended, which accompany this Prospectus, have been audited by BP Audit Group, PLLC, independent registered certified public accountants, to the extent and for the periods set forth in their report (which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) accompanying this Prospectus and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for CSC by the law firm of Burton, Bartlett & Googovac, located in Reno, Nevada. A copy of their legal opinion will be filed by amendment.

HOW TO GET MORE INFORMATION

The Company has filed with the Commission the accompanying Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of said Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to CSC and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

CONSOLIDATED FINANCIAL STATEMENTS

Page
Compliance Systems Corporation and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheet as of December 31, 2005	F-2
Consolidated Statement of Operations for the years ended December 31, 2004 and 2005	F-3
Consolidated Statement of Changes in Stockholders’ Deficit for the years ended
December 31, 2004 and 2005	F-4
Consolidated Statement of Cash Flows for the years ended December 31, 2004 and 2005	F-5
Notes to Consolidated Financial Statements	F-6 to F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Compliance Systems Corporation
Glen Cove, New York

We have audited the accompanying consolidated balance sheet of Compliance Systems Corporation and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compliance Systems Corporation and Subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered losses from operations in its last two fiscal years of $1,293,769 and $1,241,945, respectively. Also, as of December 31, 2005, the Company has a stockholders’ deficit of $2,805,443, and a working capital deficit of $583,815. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon its ability to obtain sufficient financing for its business, generate increased revenues and operate profitably. Management’s plans to achieve these objectives are also described in Note 1B. There is no assurance that the Company will be successful in these endeavors. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

/s/ BP Audit Group, PLLC
Farmingdale, NY April 27, 2006

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2005

ASSETS:
Current Assets:
Cash	$96,872
Accounts receivable	176,141
Prepaid expenses and other current assets	86,227
Total Current Assets	359,240
Property, equipment and capitalized software costs, net	340,452
Other Assets:
Deferred registration costs	174,841
Deferred loan costs, net	153,107
Security deposits	44,082
Patents, registered and in process, net	24,698
Total Other Assets	396,728
Total Assets	$1,096,420
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current Liabilities:
Short-term and demand notes payable	$245,600
Accounts payable and accrued expenses	220,589
Current maturities of long-term debt	476,866
Total Current Liabilities	943,055
Secured convertible debenture	600,000
Other long-term debt, principally to related parties, less current maturities	2,273,387
Accrued officers’ compensation	40,000
Deferred income	45,421
Total Liabilities	3,901,863
Commitments and Contingencies
Stockholders’ Deficit:
Common stock, $.001 par value; 500,000,000 shares authorized, 42,500,000 shares issued and outstanding	42,500
Additional paid-in capital	3,790,987
Accumulated deficit	(6,638,930)
Total Stockholders’ Deficit	(2,805,443)
Total Liabilities and Stockholders’ Deficit	$1,096,420

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
Years Ended December 31, 2004 and 2005

	2004	2005
Revenues	$2,114,285	$1,730,898
Cost of revenues	492,815	471,245
Gross margin	1,621,470	1,259,653
Operating expenses:
Selling, general and administrative expenses	2,409,433	2,022,398
Interest expense	505,806	479,200
Total operating expenses	2,915,239	2,501,598
Net loss	$(1,293,769)	$(1,241,945)
Per Share Data:
Basic and diluted loss per share	$(.03)	$(.03)
Basic and diluted weighted average common shares outstanding	38,668,527	41,587,353

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
Years Ended December 31, 2004 and 2005

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
Balance at January 1, 2004	38,435,211	$38,435	$724,080	$(4,103,216)	—	$(3,340,701)
Common shares issued in payment of note principal and interest	655,611	656	299,344	—	—	300,000
Net loss	—	—	—	(1,293,769)	—	(1,293,769)
Balance at December 31, 2004	39,090,822	39,091	1,023,424	(5,396,985)	—	(4,334,470)
Common shares issued in payment of note principal and interest	983,417	983	299,017	—	—	300,000
Issuance of contractually required anti-dilution shares	327,806	328	(328)	—	—	—
Common shares issued to repay debt of $1,470,000 and interest of $66,150 and on exercise of 420,000 warrants, net of related legal costs of $15,000	6,195,525	6,196	1,934,954	—	—	1,941,150
Treasury stock purchased	(4,097,570)	—	43,425	—	(263,053)	(219,628)
Contribution by officer-stockholders of accrued compensation	—	—	730,000	—	—	730,000
Stockholder’s collateral pledge value		—	19,450	—	—	19,450
Treasury stock retired		(4,098)	(258,955)	—	263,053	—
Net loss	—	—	—	(1,241,945)	—	(1,241,945)
Balance at December 31, 2005	42,500,000	$42,500	$3,790,987	$(6,638,930)	$—	$(2,805,443)

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 2004 and 2005

	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,293,769)	$(1,241,945)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation of property and equipment	148,409	141,295
Amortization of intangibles	432	7,725
Interest accrued and not paid, imputed or paid in kind on related party debt obligations	149,570	258,779
Loss on disposal of equipment	3,617	—
Changes in assets and liabilities:
Accounts receivable	(108,126)	162,372
Prepaid expenses	9,693	(21,550)
Accounts payable and accrued expenses	(12,541)	6,762
Accrued officers’ compensation	170,000	65,000
Deferred income	(1,808)	3,972
Total adjustments	359,246	624,355
Net cash used by operating activities	(934,523)	(617,590)
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and other	(18,384)	(27,134)
Payments for property and equipment, including capitalized software costs	(9,159)	(40,693)
Net cash used by investing activities	(27,543)	(67,827)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred registration costs	—	(174,841)
Deferred loan costs	—	(160,400)
Purchase of treasury stock	—	(130,000)
Short-term and demand loan proceeds, net	—	261,368
Proceeds from exercise of warrants, net of costs	—	405,000
Proceeds from issuance of long-term debt	1,140,601	658,887
Repayments of long-term debt	(139,006)	(212,070)
Net cash provided by financing activities	1,001,595	647,944
NET INCREASE (DECREASE) IN CASH	39,529	(37,473)
CASH - beginning of year	94,816	134,345
CASH - end of year	$134,345	$96,872
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$286,548	$168,853
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital leases	$118,933	$—
Cost of disposed equipment	$7,484	$—
Debt and interest converted to equity	$300,000	$1,836,150
Stockholders contribution of accrued salary	$—	$730,000
Treasury stock purchase financed	$—	$89,628
Stockholder collateral pledge value	$—	$19,450
See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Business Description and Going Concern:

A. Organization and Business Description:

Compliance Systems Corporation (the “Company”) was incorporated on November 7, 2002 in the State of Delaware. The Company and its consolidated subsidiaries, with headquarters in Glen Cove, New York are in the business of providing the necessary tools for telemarketing companies to comply with regulatory and statutory “Do Not Call” guidelines. The Company’s patented TeleBlock technology allows tele-marketers to automatically screen and block outbound calls in real-time against federal, state, third-party and in-house do not call lists.

In 2003, the Company began marketing an on-line regulatory guide, which provides up-to-the-minute e-mail alerts of new bills and regulations affecting the tele-services industry as well as access to regularly updated information regarding TeleBlock regulations governing the domestic tele-services industry. In 2004, the Company formed a joint venture, Compliance Testing & Solutions, LLC, (“CTS”) with a company in the tele-services industry. The joint venture is seeking to provide operational audit and review services to telemarketing companies focusing on their technologies, procedures and policies in order to determine whether the telemarketer is in compliance with the many state and federal telemarketing rules.

In recent years, the Company has expanded its operations to include related services. Currently, the Company is providing voice-over internet protocol (“VoIP”) services through one subsidiary, doing business as Citadel Telephone Company (“Citadel”). Citadel plans to offer US dial-tone world-wide to companies calling into the United States, and is presently the only broadband company licensed to offer TeleBlock.

In December 2005, the Company obtained new secured convertible financing. A requirement of the related agreements was that the Company merge with a public shell company and file an initial registration statement with the Securities and Exchange Commission (“SEC”). The Company conditionally acquired 85% of the public shell company, GSA Publications, Inc., (“GSA”) a non-reporting Nevada corporation, in December 2005, with the acquisition initially closing in escrow. In February 2006, the Company effectuated a statutory downstream merger with the shell, which then changed its name to that of the Company. In addition to having the effect of a 3.278055546 for one stock split of the Company’s outstanding shares, the downstream merger constituted a reverse acquisition by the Company for accounting purposes and also resulted in a change in the state of incorporation for legal purposes. The acquisition of the public shell as a subsidiary and the effect of the stock split have been given effect in the accompanying consolidated financial statements. The 15% minority interest in the public shell that was not acquired by the Company is presently given no effect, since the shell had no equity at the acquisition date. (See Note 10A).

Under generally accepted accounting principles, the Company operates in a single business segment. The consolidated financial statements include the accounts of the Company and its subsidiaries, including the public shell. All material inter-company accounts and transactions have been eliminated. For financial reporting purposes, the Company will be treated as the accounting acquirer in the downstream merger from the date thereof; at such date the minority interest will also terminate.

B. Going Concern:

The Company’s operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technology change, uncertainty of market acceptance of the Company’s products and services, competition from substitute products and larger companies, protection of proprietary technology, the ability to generate sufficient capital to fund operations, strategic relationships and dependence on key individuals.

As reported in the accompanying financial statements, the Company incurred net losses of $1,293,769 and $1,241,945 for the 2004 and 2005 fiscal years, respectively. At December 31, 2005, the Company has stockholders’ and working capital deficits of $2,805,443 and $583,815, respectively. The Company has obtained new secured debt financing and management is planning a related initial registration of its shares with the Securities and Exchange Commission in order to facilitate the financing of the Company’s business and the expansion of its operations. The ability of the Company to continue as a going concern is dependent on the amount and nature of available financing and the Company’s future ability to generate increased revenues and operate profitably. There is no assurance that the Company will be successful in attaining these objectives. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. (See Note 10).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies:

A. Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. Cash:

At certain times, bank balances may exceed coverage provided by the Federal Deposit Insurance Corporation, however, such exposure to loss is considered minimal.

C. Accounts Receivable:

Accounts receivable historically have not required any significant write-offs for credit losses. Based on management’s evaluation of collectibility, an allowance for doubtful accounts of $2,400 has been provided at December 31, 2005. Concentration of credit risk: Telemarketers, who are the Company’s principal end-users, are a diversified group both as to geographic concentration and types of products and services marketed. As such, the Company does not have any significant concentration of credit risk, other than its customer base being exclusive to the telemarketing industry.

D. Property, Equipment, Capitalized Software Cost, Depreciation and Amortization:

Fixed assets are stated at cost less accumulated depreciation. These assets, including assets acquired under capital leases, are depreciated on a straight-line basis over their estimated useful lives (generally two to five years). Leasehold improvements are amortized over 55 months. Depreciation and amortization expense is classified according to its applicable operating expense categories on the consolidated statements of operations. Repairs and maintenance are expensed as incurred. Renewals and betterments are capitalized. When fixed assets are retired or disposed of, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized in operations.

Included in fixed assets is the capitalized cost of internal-use software, including software used to upgrade and enhance processes supporting the Company’s business. In accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes costs incurred during the application development stage related to the development of internal-use software and amortizes these costs over the estimated useful life of five years. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.

E. Patents:

The Company owns the TeleBlock do-not-call blocking patent, which is recorded at cost and is being amortized over its 15 year life on a straight-line basis. In addition, the Company has received approval for the registration of its patent in Europe. This patent will be amortized over eighteen years, seven months through September 2024. At December 31, 2005, the weighted average expected life of the patents is approximately 17.5 years.

F. Deferred Registration Costs:

Accounting and legal fees related to the Company’s planned registration of its common stock with the Securities and Exchange Commission as well as the costs of acquiring the public shell company have been capitalized and will be charged directly to additional paid-in capital against the value of the Company’s shares that are issued to convert its new secured convertible debenture. If the registration statement should not be declared effective within twelve months of the Company’s initially incurring the related costs, all such costs will be charged to expense. (See Note 10C).

G. Deferred Loan Costs:

Costs incurred in obtaining the Company’s secured convertible financing are capitalized and amortized over the two-year life of the debenture. (See Note 6).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

H. Equity Method of Accounting:

The investment in the joint venture is accounted for using the equity method of accounting since the Company has the ability to exercise significant influence, but not control. This investment is included with other assets on the consolidated balance sheet. The loss on this equity method investment has not been significant through December 31, 2005.

I. Long-lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate such review include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted cash flows. Impairment losses are measured as the difference between the carrying amount and estimated fair value. Long-lived assets are considered held for sale under applicable criteria. No assets were held for sale at December 31, 2005. There are no impairment charges in the accompanying financial statements.

J. Classification of Liabilities with Subsequently Modified Repayment Terms:

In accordance with Statement of Financial Accounting Standards No.6, the current and long-term maturities of the Company’s debt obligations whose repayment terms are subsequently modified, either due to partial in-kind payments, conversion to equity, voluntary agreement by related party holder or contractual requirement are reclassified to exclude from the current classification amounts then due more than one year from the applicable balance sheet date or which are converted to equity, except that equity classification is not recognized until actual conversion. (See Note 7).

K. Deferred Revenue:

Deferred revenue applicable to annual regulatory guide service contracts is recorded when payments are received, generally by credit card, and is amortized ratably to income over the service period, generally twelve months.

L. Imputation of Capital Related to Below Market Interest Rate on Secured Loan:

In April 2005 the Company obtained a bank loan secured by liquid assets personally owned by an officer/stockholder of the Company. The rate on such loan was materially below the market rate of interest as well as the Company’s incremental borrowing rate for other debt obligations. The estimated value in terms of the interest expense that otherwise would have been incurred in absence of the officer/stockholder pledging such liquid assets as collateral has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. (See Note 5A).

M. Revenues:

The Company earns a fee for each telephone solicitor’s call attempt which generates a query to one of two data bases of “Do Not Call” telephone numbers. These inquiries are first routed through telephone carriers and then to the applicable data base distributor and the volume of queries is tracked by the distributor and such data is available to the Company for monitoring. The distributors submit monthly remittances together with the related monthly activity reports. The Company has the contractual right to audit such reports. The Company records its revenues based on the remittances and reports submitted. Any applicable adjustments, which historically have not been significant, are recorded when billed.

N. Cost of Revenues:

The Company’s cost of revenues is comprised of fees paid to distributors of its patented technology and depreciation of capitalized software costs used to maintain the databases.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

O.  Advertising:

All advertising costs, $165,213 in 2004 and $117,450 in 2005, are expensed as incurred.

P. Income Taxes:

The shareholders have elected to treat the Company and its subsidiaries as small business corporations (“S Corporations”) for income tax purposes as provided in the Internal Revenue Code and the applicable state statutes. As such, the taxable losses have been passed through to the shareholders for inclusion on their individual tax returns. Accordingly, no provision is made for any federal or state income taxes in the accompanying financial statements. Upon consummation of the downstream merger into the Nevada public shell company in February 2006, the “S Corporation” status for the Company and its subsidiaries terminated. As of such date, in accordance with applicable SEC Staff Accounting Bulletins, deficits accumulated by the Company and its subsidiaries while they were “S Corporations will be offset, to the extent available, against additional paid-in capital. The excess of such accumulated losses over available additional paid-in capital will be separately reported within the equity section of the balance sheet.

Q. Loss Per Share:

Basic and diluted loss per common share is computed on a historical basis by dividing net loss by the weighted average number of common shares actually outstanding. Due to losses, 2,720,786 shares of stock issuable upon exercise of warrants are anti-dilutive as is the effect of stock issuable upon conversion of convertible secured notes. The stock-split effect of the Company’s downstream merger in February 2006 has been given full retroactive recognition in the accompanying financial statements, including loss per share purposes. (See Note 10).

R. Fair Value of Financial Instruments:

The carrying amounts of cash, accounts receivable, current liabilities and long-term debt reported on the balance sheets approximate their fair value. The fair value of accounts receivable and current liabilities approximate their book value due to the short maturity of those items. With respect to long-term debt, the Company believes the fair value approximates book value based on the level of credit risk assumed by the applicable lender.

S. Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R will be effective for the Company in fiscal 2006. The pro forma disclosures previously permitted will no longer be an alternative to financial statement recognition. Under SFAS 123R, a company must determine the appropriate fair value model, the amortization method for compensation cost and the transition method to be used at date of adoption, either prospective or retrospective; neither method will apply as the Company has not previously granted any compensatory stock options. Pursuant to prior stock issuances by the Company to various investors, the Company’s two principal stockholders hold certain restricted call options, which expire December 31, 2007. Due to the restrictions on their exercise, the Company believes that such options are outside the scope of SFAS 123R and its predecessor opinions. If the Company subsequently issues stock options or other instruments within the scope of SFAS 123R, the Company will report share based compensation accordingly. (See Note 9A).

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” to permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year provided no financial statements for any period of that year have been published. The Company is evaluating the requirements of this statement in light of the Company’s March 2006 convertible debenture, to which it may apply. If determined to be applicable, the Company may adopt this pronouncement as of the beginning of fiscal 2006. (See Notes 10E and 10I).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property, Equipment and Capitalized Software Cost:

Major categories of property, equipment and capitalized software cost at December 31, 2005 consist of the following:

	Estimated useful life
Furniture and fixtures	5 years	$330,300
Leasehold improvements	55 months	11,348
Capitalized software cost	2-5 years	407,678
Total at cost		749,326
Less: Accumulated depreciation and amortization		408,874
Net property, equipment and capitalized software cost		$340,452

Depreciation and amortization expense of property and equipment was $148,408 in fiscal 2004 and $141,295 in fiscal 2005.

4. Patents:

Patents at December 31, 2005 consist of the following:

US patent, at cost	$6,500
Less accumulated amortization	1,765
US patent, net	4,735
European patent, registration subsequently approved, at cost	19,963
Total patents, net	$24,698

The European patent was approved in February 2006. Estimated annual amortization for both patents is approximately $1,500 per year through 2016 and $1,070 per year thereafter through 2024.

5. Notes Payable:

A Secured Bank Line of Credit:

In April 2005, the Company entered into a line of credit agreement for $350,000 collateralized by liquid assets of one of the Company’s two principal officer/stockholders. The note is due on demand. The interest rate is 0.9% for the first six months and prime thereafter. This interest rate was materially below the market interest rate as well as the Company’s incremental borrowing rate for other debt. The interest actually incurred through December 31, 2005 was $1,990. The estimated value in terms of the additional interest expense that otherwise would have been incurred in absence of the officer/stockholder pledging liquid assets as collateral, $19,450, has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. Outstanding borrowings under the line were reduced to $100,000 in September 2005, which was the balance at December 31, 2005.

B. Unsecured Demand Notes Payable:

The Company is indebted on certain unsecured demand loans totaling $137,500 to a stockholder. The notes bore interest at 14% per annum. (See Note 10F).

C. Short-Term Insurance Premium Financing:

At December 31, 2005, the Company had an outstanding balance of $8,100 on certain financed insurance premiums, payable monthly over a nine-month term through March 2006.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Secured Convertible Debenture and Related Agreements:

A. Convertible Note and Securities Purchase Agreement:

On November 30, 2005, the Company entered into a securities purchase agreement with Montgomery Equity Partners Ltd. (“Montgomery”). The agreement called for the purchase by Montgomery of up to $1,000,000 of secured debentures, convertible into shares of the Company’s $0.001 par value common stock. On December 2, 2005, the Company sold the first $600,000 of the debenture to Montgomery. The note, due November 30, 2007 and bearing interest at 10 percent, is secured by all assets of the Company not otherwise pledged. The Company paid affiliates of Montgomery loan commitment, structuring and due diligence fees totaling $112,500 and also paid a $30,000 finder’s fee to a third party.

The agreements required the Company to (i) merge with and into a public shell company, (ii) file an initial registration statement for the merged company with the SEC under the Securities Act of 1933 with the provision that the lender purchase the $400,000 balance of the notes two days before the registration statement is filed. The agreements prohibit the Company from: (i) selling capital stock at a price less than the closing bid price of its common stock immediately before such sale; (ii) granting other security interests other than for business equipment not in excess of $50,000 per year; (iii) filing a registration statement on Form S-8; and (iv) repaying any debt to the Company’s two officer/stockholders until 90 days after the registration statement is effective. The lender also has a refusal right to match the terms of any proposed equity capital raise by the Company.

On December 2, 2005 the Company conditionally acquired the public shell company. (See Notes 1A and 10A).

B. Conversion and Redemption Terms:

The initial note principal of $600,000 and accrued interest thereon was convertible into the Company’s common stock at a price equal to the lesser of the lowest closing bid price of the Company’s common stock during the ten trading days preceding the initial filing of the registration statement, (the “Fixed Conversion Price”) or eighty percent of the lowest closing bid price of the Company’s common stock, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion, (the “Variable Conversion Price”). The fixed price is subject to standard as well as specific anti-dilution provisions, if during the term of the note, the Company issues common stock or stock purchase rights of any kind at a lower price. In March 2006, the remaining $400,000 balance of the notes was sold to Montgomery and the conversion terms were changed. (See Note 10D, 10E and 10I).

The lender has imposed a restriction on its right to convert the debenture, such that at no time is the lender to own more than 4.9% of the outstanding shares of the Company. The lender may waive this restriction upon 65 days written notice to the Company. The Company may redeem the note, in whole or in part, on three days notice, by paying the amount to be redeemed, plus a redemption premium of 20% thereon, if the closing bid price of its common stock is less than the fixed conversion price at the time of redemption.

C. Investor Registration Rights Agreement:

As a condition of the note and related agreements, the Company granted the lender certain investor registration rights, requiring the Company to file an initial registration statement, which includes at least 65,000,000 shares underlying the convertible debenture, with the SEC under the Securities Act of 1933 no later than January 14, 2006 and to have it declared effective within 120 days of filing. Non-compliance with these requirements is an act of default under the debenture. These provisions impose a penalty of two percent of the note balance for every 30 day period the applicable deadline is not met. Subsequent to December 31, 2005, the Company defaulted on the initial filing requirement. (See Notes 10D, 10E and 10I).

D. Initial Public Offering and Lock-Up:

As required by the terms of its convertible note and related agreements with Montgomery, the Company is preparing an initial registration statement on Form SB-2, to be filed with the Securities and Exchange Commission to register 65 million shares underlying the convertible debenture. The Company will not be registering any shares for its own account. As a condition to the secured convertible debenture, Montgomery required the two principal stockholders of the Company to agree not to sell, assign, hypothecate, distribute or otherwise dispose of any securities of the Company of any kind without the lender’s consent, except for sales made in accordance with Rule 144(e) under the Securities Act of 1933.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Other Long-Term Debt, Principally to Related Parties:

Long-term debt at December 31, 2005 consists of the following:

	Loan Balance	Current Portion
Notes payable and accrued interest to officers and stockholders (A)	$1,794,089	$108,747
Notes payable and accrued interest to formerly related companies (B)	522,093	194,629
Notes payable and accrued interest to former officer (C)	201,491	56,767
Capital lease obligations (D)	154,785	107,393
Other unsecured debt (E)	50,000	-
Other secured debt (F)	27,795	9,330
Totals	$2,750,253	$476,866

At December 31, 2005, the long-term maturities of all long-term debt, excluding the secured convertible debenture, are $2,273,387 and are payable as follows: 2007- $2,106,744; and 2008 - $166,643.

A. Notes payable to officers and stockholders and accrued interest thereon:

The balance of this account consists of various loans and advances made by the officers and stockholders of the Company as well as one related company wholly owned by one officer/stockholder. The weighted average interest rate applicable to these loans at December 31, 2005 is 12.84%. The loans have various repayment terms. Principal payments on $1,625,000 of the outstanding notes at December 31, 2004 had been deferred until January 2007 by the lenders. A condition of the Company’s new convertible secured debenture was the required deferral of debt service on approximately $1,668,000 of debt to these related parties until ninety days after the Company’s registration statement is declared effective, except that current accrued interest may be paid on $500,000 of such debt, borrowed on a pass-thru basis. (See Notes 6A and 10H).

As a result of such restriction on debt repayments, the balance of one note and related accrued interest to the related company referred to above has been reclassified to this debt category from the grouping of four notes where it was previously included. The note balance was $226,905 at December 31, 2005, of which $86,563 was the current portion. (See Notes 7B and 10G).

B. Notes payable to related companies and accrued interest thereon:

In 2001 the Company borrowed $700,000 from three companies, then related to the Company by virtue of certain similar ownership and/or management. These notes were in consideration of the release by the related companies of their contract rights to receive all revenues generated by the Company from the use of its patented technology. An additional borrowing of $300,000 for cash was also made in 2001 from a fourth similarly related company.

All notes accrue interest at 18%. At times, the Company has deferred debt service on the notes, making in-kind payments in common stock as well as adjusting payments made subsequently. Whenever an in-kind payment has been made or principal and interest payments deferred, the subsequent payment of principal and related deferred interest is conformed to coincide with the original amortization schedule through maturity in May 2008. All applicable interest continues to accrue monthly. As a result of the restriction on debt repayment imposed by the Company’s new secured lender, the balance of principal and accrued interest owed to one of these companies has been reclassified to related party debt. Although the other three companies were formerly related by certain common management, they are presently unrelated. Unpaid accrued interest for these three companies was $106,575 as of December 31, 2005 and is being paid monthly through May 2008. The Company is seeking to pay the entire 2006 debt service on all four notes in kind. (See Notes 7A and 10G).

During 2004, the Company issued 655,611 common shares, valued at $1.50 per share, in payment of $150,430 of principal and $149,570 of interest on these notes, including the note presently classified as related party debt. As the Company later issued shares valued at $1.00 per share, anti-dilution rights in the 2004 in-kind payment agreement required the Company to issue an additional 327,806 common shares to those holders.

During 2005, the Company issued 983,417 common shares in payment of $228,870 of principal and $71,130 of interest. No cash principal payments were required in 2005; rather adjustments to the amortization schedule were made. (See Note 10G).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Long-Term Debt-(continued):

C. Notes payable and accrued interest to former officer:

A founding officer/stockholder of the Company resigned in May 2005. In connection with such resignation, a note payable to this stockholder in the amount of $125,000 was deferred, together with 12% interest thereon until January 2007. At December 31, 2005 accrued but unpaid interest totaled $7,500. The Company also purchased 4,097,570 common shares from the stockholder for $263,053 consisting of $219,628 in cash and notes and five-year warrants to purchase 819,514 shares of common stock at $1.00 per share. The 819,514 warrants were subsequently assigned to one of the Company’s two remaining officer/stockholders pursuant to a judicial process settlement of an unrelated matter. At December 31, 2005 the treasury stock note balance was $68,991 payable monthly, with interest imputed at 9% through May 2007. (See Note 8B).

D. Capital lease obligations:

The Company acquired furniture, fixtures and equipment from third parties and certain related entities on a strictly pass-through basis under various capital lease arrangements with various due dates through the year 2008. The amounts are presented net of imputed interest of $22,537 at December 31, 2005, respectively.

The following schedule shows the future minimum payments due on the leases at December 31, 2005 through maturity, as well as the amounts representing principal and interest.

		Amounts Representing
Year Ending December 31	Minimum Payments	Interest	Principal
2006	$125,806	$18,413	$107,393
2007	40,068	3,356	36,712
2008	11,448	768	10,680
Totals	$177,322	$22,537	$154,785

E.  Other unsecured debt:

The Company is indebted to an individual on an unsecured term note for $50,000 due June 30, 2007. Interest on the note at 9% is payable quarterly.

F. Secured notes payable and accrued interest thereon:

The Company previously had offered 50 units of 9% secured promissory notes and warrants to purchase common shares. Each unit consisted of $30,000 of debt principal and warrants to purchase 65,561 shares, par value 0.001. The notes mature September 30, 2008 and are secured by a security interest in the patent and patent applications of the TeleBlock system. Each warrant is exercisable at a purchase price of $0.45759 per share. As of December 31, 2004, all 50 units had been sold for a total of $1,500,000. Interest only of 9% per annum was due on a quarterly basis through September 30, 2005. Blended principal and interest payments were due October 2005 through September 2008.

During the second quarter of 2005, the Company offered the secured note holders the right to convert their $1,500,000 of notes into common stock at a per share conversion price of $0.30506. During the term of such offer the Company also reduced the exercise price of the warrants to purchase an aggregate of 3,278,055 common shares from $0.45759 to $0.30506.

A total of $1,470,000 of secured notes and related accrued interest of $66,150 were converted into 4,818,742 shares and 1,376,783 warrants were exercised for gross proceeds of $420,000. The exercise price of the remaining 1,901,272 warrants reverted to $0.45759 per share at the conclusion of the offering.

At December 31, 2005, $27,795 was outstanding; quarterly payments including 9% interest are due through September 2008.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies:

A. Minimum Operating Lease Commitments:

The Company leases office space in Glen Cove, New York. The lease requires minimum annual rentals plus operating expenses through July 31, 2006, with one five-year renewal option. In addition, the Company subleases part of its space to a subtenant on a month-to-month basis. Rent expense, net of sublease income was:

	Gross Rent Expense	Sublease Rental Income	Net Rent Expense
Year ended December 31, 2004	$73,647	$(41,154)	$32,493
Year ended December 31, 2005	74,894	(45,421)	29,473

Minimum annual rental commitments through the expiration of the primary term of the lease in July 2006 are $41,125.

B. Employment Agreements and Waiver of Accrued Salary:

The Company had entered into employment agreements with its three officer/stockholders, each for five-year terms through December 1, 2006. At May 31, 2005, one officer/stockholder resigned from the Company. At that date, a total of $730,000 of accrued unpaid salary was owed to the three officers, including $248,000 to the resigning officer. The three officers irrevocably waived their rights to be paid such salary and $730,000 was accordingly reclassified to additional paid-in capital. The resigning officer entered into a consulting agreement with the Company. (See Notes 7C and 8D).

Subsequently, the Company entered into five-year extensions of the employment agreements with the two remaining officers through November 30, 2011. Minimum annual aggregate amounts due under these agreements are $480,000 per year.

At December 31, 2005, accrued unpaid salary to the two officers totaled $40,000.

C. Major Customer/Distributors:

For the years ended December 31, 2004 and 2005, two distributors comprised 95% (61% and 34%) and 93% (55% and 38%) of the Company’s revenues. At December 31, 2005 these two distributors comprised 80% (42% and 38%) of the Company’s trade receivables.

D. Consulting Agreement:

Upon the resignation of one of its officers, the Company entered into a consulting agreement with the former officer for a term of 22 months through March 31, 2007 at a monthly fee of $2,500.

E. Related Party Transactions:

The waiver of accrued salary by the Company’s three officer/stockholders is described in Note 8B. Employment contracts with the two remaining principal officer/stockholders are described in Note 8B. A consulting agreement with a former officer is described in Note 8D.

The Company is indebted to various related parties, including its officers and stockholders on several secured and unsecured notes payable. These obligations are described in Notes 5B, 7A, 7B and 7C. Also, a secured note described in Note 5A is collateralized by personal assets of one of the Company’s two remaining principal officer/stockholders.

Common stock purchase warrants held by related parties are described in Note 9.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Capital Stock Transactions:

A. Common Stock and Warrants:

During 2004, the Company issued 655,611 common shares in payment of principal and interest due on notes payable, with certain anti-dilution rights. In June 2005, in-kind debt payments and other debt conversions were effected at a per share price of $0.30506, triggering the anti-dilution provision; 327,806 additional shares were accordingly issued. (See Note 7B).

In June 2005, the Company offered its $1,500,000 secured note holders the right to convert such debt to equity and also reduced the exercise price of the related 3,278,055 warrants from $0.45759 to $0.30506 per share. A total of $1,470,000 of secured notes was converted and 1,376,783 warrants were exercised in the summer of 2005. Following these transactions, $30,000 of non-convertible, secured debt and 1,901,272 warrants exercisable at $0.45759 per share through September 30, 2008 remained outstanding.

Certain common shares previously sold to investors in private placements presently provide an option to the three founding stockholders of the Company to repurchase from such investors, as applicable, up to an aggregate of 2,868,299 and 983,418 shares at prices of $0.20439 and $0.76265, respectively, all exercisable through December 31, 2007, but contingent on the repayment in full of the notes described in Note 7B.

B. Treasury Stock and Warrants:

In May 2005, the Company purchased 4,097,570 treasury shares from an officer/stockholder for consideration of $263,053, including five-year warrants to purchase 819,514 common shares at $0.30506 per share. The warrants were subsequently assigned to one of the two remaining officer/stockholders pursuant to a judicial process settlement of an unrelated matter.

10. Subsequent Events:

A. Downstream Merger:

In February 2006, upon the satisfaction of all applicable conditions, the Company effectuated a statutory downstream merger into GSA, which then changed its name to that of the Company. The transaction will be treated as a reverse acquisition of the Company, with the Company as the accounting acquirer, with no change in basis, an increase in outstanding shares from 42,500,000 to 50,000,000 retroactive to January 1, 2006 and the related elimination of the 15% minority interest.

B. Changes Applicable to Common, Treasury and Authorized Shares:

Pursuant to the merger, each of the Company’s outstanding 12,965,003 common shares, of which 6,875,003 were voting and 6,090,000 non-voting were split 3.278055546 for one. The resulting post-split 42,500,000 shares are all voting. Prior to the merger recapitalization, GSA effectively had 7,500,000 shares outstanding. The Company has 50,000,000 shares outstanding on a post-split basis.

In February 2006, in connection with the downstream merger into GSA, the Company permanently retired its treasury stock, consisting of 4,097,570 split shares. The Company also increased its authorized shares from 75 million shares to 500 million shares. The stock split, retirement of the treasury shares and the increase in the number of authorized shares have all been given full retroactive effect in the accompanying consolidated financial statements.

C. Initial Public Offering:

As required by the terms of its convertible note and related agreements with Montgomery, the Company prepared and filed an initial registration statement on Form SB-2 on February 14, 2006 with the SEC to register 65 million shares underlying the convertible debenture. The Company will not be registering any shares for its own account. In connection with such filing, Montgomery modified the securities purchase agreement to allow the Company to register 2,720,786 post-split shares underlying an equivalent number of outstanding post-split common stock purchase warrants as well as 3,500,000 common shares held by non-affiliated stockholders. Due to certain technical and/or procedural delays, the electronic filing to the SEC was not transmitted prior to the required time to be considered filed on February 14, 2006 and due to applicable SEC rules was not a viable filing. The Company subsequently withdrew the filing.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Subsequent Events-(Continued):

D. Waiver of Default and Filing Deadline Penalty:

As the Company did not file the registration statement by January 14, 2006 as required by the loan agreements, it was accordingly in default of the debenture and subject to a penalty of two percent of the outstanding note balance for every thirty days until the statement was filed. Montgomery waived the default and imposition of this penalty through March 8, 2006, when the $400,000 balance of the notes was purchased and certain amendments were made to the various loan terms. The new loan resulted in the deferral of the default and penalty date to April 7, 2006. (See Notes 10E and 10I).

E.  Sale and Purchase of Remaining Balance of Debenture and Related Modification of Terms:

On March 8, 2006, Montgomery purchased the remaining $400,000 of the secured convertible debenture. The Company contemporaneously paid related commitment and finder’s fees of $40,000 and $20,000, respectively. The terms of the new 2006 debenture are substantially identical to those of the previous debenture except for changes in the conversion formula, the pledging of certain additional security and the addition of a personal guarantee by one of the founding stockholders.

The note principal and accrued interest thereon is convertible into the Company’s common stock at a price equal to the lesser of a fixed or variable conversion price, as defined. Previously, the fixed conversion price was the lowest closing bid price of the Company’s common stock during the ten trading days preceding the initial filing of the registration statement. This has now been changed to $0.10 per share. The variable conversion price is unchanged at eighty percent of the lowest closing bid price of the Company’s common stock, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion. The fixed price remains subject to standard as well as specific anti-dilution provisions, if during the term of the note, the Company issues common stock or stock purchase rights of any kind at a lower price.

As a condition of the new debenture, the Company pledged into escrow 20,000,000 previously un-issued shares. Such shares are treated as conditionally issuable and are not considered outstanding unless and until they are released from escrow to Montgomery in the event of default on the debenture. Upon such event, Montgomery’s ownership limitation is increased from 4.9% to 9.9% and Montgomery may vote and/or sell such shares and the Company is required to register the shares with the Securities and Exchange Commission.

Also, the Company’s two principal stockholders pledged all of their shares, 10,932,319 and 9,834,170 shares, respectively, as additional collateral for the debenture. In connection with the latter such pledge, that officer/stockholder guaranteed the Company’s obligations under the debenture.

Subsequent to April 27, 2006 the Company again defaulted on the initial Form SB-2 filing requirement. (See Note 10I).

F. Unsecured Demand Note Transactions:

In March 2006, the $137,500 demand note to a stockholder was reduced to $37,500. In April 2006, this note was increased to $150,000 and the interest rate was increased to 18% per annum.

G.  2006 In-Kind Debt Service - (Unaudited):

The Company is negotiating to pay in-kind approximately $300,000 of debt service on four notes owed to one related and three formerly related companies. The Company is negotiating to set the conversion price - presently unknown - equal to the one that will be used by Montgomery for its first conversion of the convertible debenture. (See Notes 6A, 7A and 7B).

H.  Additional Deferral of Related Party Debt - (Unaudited):

In May 2006 the Company’s officers and stockholders agreed to a further deferral of $1,625,000 of debt principal owed to them until July 2007.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Subsequent Events-(Continued):

I.  Imposition and Settlement of Penalty and Related Waiver of Default - (Unaudited):

In May of 2006 the Company and Montgomery agreed to settle the amount of the penalty that would be imposed for the late filing of its registration statement on Form SB-2. The parties agreed that the penalty for the period from April 7, 2006 through and including May 15, 2006, assuming the Form SB-2 was filed by such date, would be $20,000.

Non-compliance with the filing requirement constituted a default under the debenture. In the event of a default, which is either not timely cured or waived, the debenture holder has the right to call or convert the entire balance of the note and/or proceed upon the pledged collateral. In consideration of the agreed upon settlement of the penalty, Montgomery waived the default.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Compliance Systems Corporation except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
☐ except the common stock offered by this Prospectus;
☐ in any jurisdiction in which the offer or solicitation is not authorized;
☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
☐ to any person to whom it is unlawful to make the offer or solicitation; or
☐ to any person who is not a United States resident or who is outside the jurisdiction of the United States.
The delivery of this Prospectus or any accompanying sale does not imply that:
☐ there have been no changes in the affairs of Compliance Systems Corporation after the date of this Prospectus; or
☐ the information contained in this Prospectus is correct after the date of this Prospectus.

PROSPECTUS Shares of Common Stock COMPLIANCE SYSTEMS CORPORATION _____________, 2006

Until __________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

CSC’s Bylaws provide that the Company has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in our best interest. No indemnification may be made (i) if a person is adjudged liable unless a court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CSC pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by CSC.

SEC registration fee	$2,286
Printing and engraving fees*	$12,500
Auditing and accounting fees and expenses*	$200,000
Legal fees and expenses	$50,000
Miscellaneous (including Blue Sky fees, transfer agent fees and registrar fees)*	$7,714
Total Estimated Expenses	$272,500

* Estimated.

Item 26. Recent Sales Of Unregistered Securities

During the last three years, CSC has issued the following unregistered securities:

On November 30, 2005, the Company entered into the SPA with Montgomery. The SPA calls for the purchase by Montgomery of up to $1,000,000 of secured convertible debentures. Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the November 2005 Debentures into shares of CSC’s common stock, $0.001 par value per share, at a price per share equal to the lower of: (i) the lowest closing bid price of CSC’s common stock at any time during the 10 trading days before the filing of the accompanying registration statement, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Over-the-Counter Bulletin Board or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the November 2005 Debentures. The November 2005 Debentures are secured by all CSC’s assets not otherwise specifically pledged, have two-year maturity dates, and accrue interest at 10% per annum. On December 2, 2005, CSC sold the first $600,000 of the November 2005 Debentures to Montgomery. These debentures, which mature November 30, 2007, bear interest at 10% per annum calculated on a 360-day year basis. In connection with these Debentures, CSC paid Yorkville, an affiliate of Montgomery, and others, commitment, structuring, acquisition and due diligence fees totaling $112,500 and also paid a $30,000 finder’s fee to an unrelated third party, Leonard Neuhaus. The SPA and related IRRA requires us to (a) merge with and into a public shell company, (b) file the accompanying Registration with the Commission under the Securities Act with the provision that Montgomery purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying Registration Statement is filed.

Under the terms of the March 2006 Debentures, Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the March 2006 Debentures into shares of CSC’s common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of CSC’s common stock on the Pink Sheets or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 Debentures. The March 2006 Debentures are secured by all of the Company’s and its subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrue interest at 10% per annum. These debentures, which mature March 8, 2008, bear interest at 10% per annum calculated on a 360-day year basis. In connection with these Debentures, CSC paid Yorkville, an affiliate of Montgomery, a commitment fees of $40,000, which fees were deducted from the proceeds of these Debentures, and also paid a $20,000 finder’s fee to an unrelated third party, Leonard Neuhaus. In accordance with the SPA, CSC must: (i) merge with and into a public shell company, and (ii) file the accompanying registration statement for the Surviving Entity with the United States Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as a condition to Montgomery’s obligations to purchase the remaining $400,000 balance of the November 2005 Debentures two days before the accompanying registration statement is filed. As further security for the repayment of the March 2006 Debenture, over Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of Common Stock, and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery. Mr. Garfinkel has also personally guaranteed the repayment of the March 2006 Debentures.

The Company effectuated a private offering of 1,966,833 shares of common stock, $0.001 par value per share, pursuant to that certain Confidential Term Sheet dated November 13, 2002, raising aggregate gross proceeds of $750,000. Two hundred thousand of the shares of common stock sold in such offering are subject to a purchase option granted to Dean Garfinkel and Barry M. Brookstein. Each of such options is exercisable at a purchase price of $0.76265 per share, subject to adjustment in certain events. Such options are exercisable through December 31, 2007, but only in the event certain of our debt had previously been repaid.

The Company effectuated a private offering of 50 Units pursuant to that certain Confidential Term Sheet dated June 10, 2003, raising aggregate gross proceeds of $1,500,000. Each Unit consists of $30,000 principal amount of 9% secured notes due September 30, 2008 and warrants to purchase an aggregate of 65,561 shares of common stock, each exercisable at a purchase price of $0.45759 per share, subject to adjustment. In June 2005, the Company offered its $1,500,000 secured note holders the right to convert such debt to equity and also reduced the exercise price of the related 3,278,055 warrants from $0.45759 to $0.30506 per share. A total of $1,470,000 of secured notes was converted and 1,376,783 warrants were exercised between June and September of 2005. Following these transactions, $30,000 of non-convertible debt and 1,901,272 warrants exercisable at $0.45759 per share through September 30, 2008 remained outstanding.

In connection with $1,000,000 in loans provided to the Company by four affiliated companies of CSC’s Chief Financial Officer, the Company issued 655,611 of its common shares, valued at $0.45759 per share, in payment of $150,430 of principal and $149,570 of interest. As the Company later issued shares valued at $0.30506 per share, anti-dilution rights in the 2004 in-kind payment agreement required CSC to issue an additional 327,806 common shares to those holders. During the nine months ended September 30, 2005, the Company issued 983,417 of its common shares in payment of $228,870 of principal and $71,130 of interest.

With respect to the sale of the unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. In each instance, the purchaser had access to sufficient information regarding CSC so as to make an informed investment decision. More specifically, CSC had a reasonable basis to believe that each purchaser was either an accredited investor as defined in Regulation D or otherwise had the requisite sophistication to make an investment in CSC’s common stock.

Exhibits Required By Item 601 Of Regulation S-B

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description	Location

2.1	Agreement and Plan of Merger, dated February 10, 2006 by and between Compliance Systems Corp. and GSA Publications, Inc.	Provided herewith

3.1 (i)	Articles of Incorporation of Compliance Systems Corp.	Provided herewith

3.1 (ii)	Bylaws of Compliance Systems Corp.	Provided herewith

3.2 (i)	Articles of Incorporation of GSA Publications, Inc.	Provided herewith

3.2 (ii)	Amendment to Articles of Incorporation of GSA Publications, Inc	Provided herewith

3.2 (iii)	Bylaws of GSA Publications, Inc	Provided herewith

5.1	Legal Opinion re: legality	To be filed by amendment

10.1	United States Patent, dated December 11, 2001	Provided herewith

10.2	Assignment Agreement, dated April 17, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.3	Assignment Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.4	Patent License Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Illuminet, Inc.	Provided herewith

10.5	CCI Alliance Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Illuminet, Inc.	Provided herewith

10.6	Addendum to Promissory Note, dated July 25, 2005 by and between Call Compliance, Inc. and Barry Brookstein	Provided herewith

10.7	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.8	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Tele-Serv, Inc.	Provided herewith

10.9	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Telmax Co., Inc	Provided herewith

10.10	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Phone Tel New Corp.	Provided herewith

10.11	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Telmax Co., Inc	Provided herewith

10.12	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and PhoneTel New Corp.	Provided herewith

Exhibit No.	Description	Location

10.13	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Tele-Serv, Inc.	Provided herewith

10.14	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Spirits Management, Inc.	Provided herewith

10.15
Termination and Release Agreement, dated December 1, 2002 by and among Spirits Management, Inc., ASN Voice and Data Corp., AMS Network, Inc., Automated Systems Nationwide Network, Inc. and Call Compliance, Inc.
Provided herewith

10.16	Promissory Note, December 7, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.17	Contribution Agreement, dated December 2002 by and between Subsidiary Stockholders and Compliance Systems Corp.	Provided herewith

10.18	Assignment Agreement, dated January 22, 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.19	Assignment Agreement, by and between dated December 18, 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.20	Assignment Agreement, by and between dated December 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

10.21	Patent Security Agreement, dated as of 2003 by and between, Compliance Systems Corp. and Call Compliance.Com, Inc.	Provided herewith

10.22	Letter Agreement, dated March 9, 2004 by and between eMeritus Communications Inc. and Call Compliance, Inc.	Provided herewith

10.23	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., Tele-Serv, Inc. and Compliance Systems Corp.	Provided herewith

10.24	Promissory Agreement , dated July 15, 2004 by and among Call Compliance, Inc., Telmax Co., Inc. and Compliance Systems Corp.	Provided herewith

10.25	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., PhoneTel New Corp. and Compliance Systems Corp.	Provided herewith

10.26	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., Spirits Management, Inc. and Compliance Systems Corp.	Provided herewith

Exhibit No.	Description	Location

10.27	Addendum to Promissory Agreement, dated July 25, 2005 by and between Compliance Systems Corporation and Barry Brookstein.	Provided herewith

10.28	Addendum to Promissory Agreement, dated July 26, 2005 by and between Compliance Systems Corporation and Spirits Management, Inc.	Provided herewith

10.29	Non-Negotiable Promissory Note, dated July 1, 2005 by and between Compliance Systems Corp. and Alison Garfinkel	Provided herewith

10.30	Non-Negotiable Promissory Note, dated July 1, 2005 by and between Compliance Systems Corp. and Dean Garfinkel	Provided herewith

10.31	Promissory Note, dated August 1, 2005 by and between Compliance Systems Corp. and Brad Friedman	Provided herewith

10.32	Promissory Note, dated August 31, 2005 by and between Compliance Systems Corp. and Henry A. Ponzio	Provided herewith

10.33	Promissory Note, dated September 30, 2005 by and between Compliance Systems Corp. and Henry A. Ponzio	Provided herewith

10.34	Promissory Note, dated October 28, 2005 by and between Compliance Systems Corp. and Henry A. Ponzio	Provided herewith

10.35	First Amendment to Employment Agreement, dated September 30, 2005 to the Employment Agreement dated December 1, 2001 by and between Call Compliance, Inc. and Barry Brookstein	Provided herewith

10.36	First Amendment to Employment Agreement, dated September 30, 2005 to the Employment Agreement dated December 1, 2001 by and between Call Compliance, Inc. and Dean Garfinkel	To be filed by amendment

10.37	Secured Convertible Debenture, dated November 30, 2005 issued to Montgomery Equity Partners, LTD	Provided herewith

10.38	Securities Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Cornell	Provided herewith

10.39	Investor Registration Rights Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Cornell	Provided herewith

10.40	Debenture, dated November 30, 2005, issued to Montgomery Equity Partners, LTD	Provided herewith

10.41	Pledge and Escrow Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Cornell	Provided herewith

10.42	Security Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Cornell	Provided herewith

Exhibit No.	Description	Location

10.43	Lock-up Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Cornell	Provided herewith

10.44	Addendum to Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Stockholders	Provided herewith

10.45	Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Stockholders	Provided herewith

10.46	Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corp. and Stockholders	Provided herewith

10.47	Securities Purchase Agreement, dated March 8, 2006 by and between Compliance Systems Corp. and Montgomery Equity Partners, LTD.	Provided herewith

10.48	Secured Convertible Debenture, dated March 8, 2006 issued to Montgomery Equity Partners, LTD.	Provided herewith

10.49	Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corp., Montgomery Equity Partners, LTD. and David Gonzalez, Esq.	Provided herewith

10.50	Investor Registration Rights Agreement, dated March 8, 2006 by and between Compliance Systems Corp. and Montgomery Equity Partners, LTD.	Provided herewith

10.51	Insider Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corp., Montgomery Equity Partners, LTD. and David Gonzalez, Esq.	Provided herewith

10.52	Insider Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corp., Montgomery Equity Partners, LTD. and David Gonzalez, Esq.	Provided herewith

10.53	Security Agreement, dated March 8, 2006 by and between Compliance Systems Corp. and Montgomery Equity Partners, LTD.	Provided herewith

10.54	Security Agreement, dated March 8, 2006 by and between Telephone Blocking Services Corporation and Montgomery Equity Partners, LTD.	Provided herewith

10.55	Security Agreement, dated March 8, 2006 by and between CallCenter Tools, Inc. and Montgomery Equity Partners, LTD.	Provided herewith

10.56	Security Agreement, dated March 8, 2006 by and between Jasmin Communications, Inc. and Montgomery Equity Partners, LTD.	Provided herewith

Exhibit No.	Description	Location

10.57	Security Agreement, dated March 8, 2006 by and between Call Compliance.com, Inc. and Montgomery Equity Partners, LTD.	Provided herewith

10.58	Security Agreement, dated March 8, 2006 by and between Call Compliance, Inc. and Montgomery Equity Partners, LTD.	Provided herewith

10.59	Termination Agreement, dated March 7, 2006 by and between Call Compliance, Inc. and Montgomery Equity Partners, LTD.	Provided herewith

10.60	Irrevocable Transfer Agent Instructions, dated March 8, 2006 by and between Call Compliance Systems Corp. and Montgomery Equity Partners, LTD.	Provided herewith

14.1	Code of Ethics	Provided herewith

16.1	Letter re: Item 304 from Israeloff, Trattner & Co., P.C.	Provided herewith

20.1	Dissenters Notice Letter to GSA Publications, Inc. Stockholders, dated February 10, 2006	Provided herewith

20.2	Confidential Term Sheet, dated June 20, 2005 re: Offering of Class B Common Stock	Provided herewith

20.3	Confidential Term Sheet, dated June 10, 2003 re: Offering up to 50 Units	Provided herewith

20.4	Confidential Term Sheet, dated November 18, 2002 re: Offering of Non Voting Class B Common Stock	Provided herewith

23.1	Consent of BP Audit Group, PLLC	Provided herewith

99.1	Lease Agreement, dated May 10, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Provided herewith

99.2	Lease Agreement, dated October 18, 2004 by and between DELL Financial Services L.P. and Call Compliance, Inc.	Provided herewith

99.3	Assignment of Lease with Consent of Landlord, dated January 26, 2005 by and between Automated Systems Nationwide Network, Inc. and Call Compliance, Inc.	Provided herewith

99.4	Sublease Modification Agreement, dated January 26, 2005 by and between Automated Systems Nationwide Network, Inc. and Intellidyne LLC	Provided herewith

99.5	Separation, Mutual Release and Stock Purchase Agreement, dated September 20, 2005 by and among Alison Garfinkel, Compliance Systems Corp and its wholly-owned subsidiary Call Compliance, Inc.	Provided herewith

Exhibit No.	Description	Location

99.6	Information and Disclosure Statement of Compliance Systems Corp.	Provided herewith

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2)  For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on the Registrant’s behalf by the undersigned, in Glen Cove, New York, on May 12, 2006.

COMPLIANCE SYSTEMS CORPORATION

By:	/s/Dean Garfinkel
May 12, 2006 Dean Garfinkel President and Principal Executive Officer

By:	/s/ Barry Brookstein
May 12, 2006 Barry Brookstein Chief Financial Officer and Principal Financial Officer
Title

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Dean Garfinkel	Chairman of the Board	May 12, 2006
Dean Garfinkel

/s/ Barry Brookstein	Director	May 12, 2006
Barry Brookstein